                              FINANCING AGREEMENT




                      The CIT Group/Business Credit, Inc.

                            (as Agent and as Lender)


                                      And


                                JTS Corporation
                                 (as Borrower)


                          Dated: as of April 30, 1997

                               TABLE OF CONTENTS



                                                                                           Page
                                                                                           ----
SECTION  1.     Definitions . . . . . . . . . . . . . . . . . . . . .                        1

SECTION  2.     Conditions Precedent  . . . . . . . . . . . . . . . .                        13

SECTION  3.     Revolving Loans . . . . . . . . . . . . . . . . . . .                        15

SECTION  4.     Letters of Credit . . . . . . . . . . . . . . . . . .                        18

SECTION  4A.    CAPEX Term Loans . . . . . . . . . . . . . . . . . .                         19

SECTION  5.     Collateral . . . . . . . . . . . . . . . . . . . . .                         20

SECTION  6.     Representations, Warranties and Covenants . . . . . .                        23

SECTION  7.     Interest, Fees and Expenses . .. . . . . . . . . . .                         30

SECTION  8.     Powers. . . .. .. .. . . . . . . . . . . . . . . . .                         32

SECTION  9.     Events of Default and Remedies.  . . . . . . . . . .                         32

SECTION  10.    Termination   . . . . . . . . . . . . . . . . . . . .                        35

SECTION  11.    Agency . . . . . . . . . . . . . . . . . . . . . . .                         35

SECTION  12.    Agreements between the Lenders . . . . . . . . . . .                         38

SECTION  13.    Miscellaneous . .  . . . . . . . . . . . . . . . . .                         40

SCHEDULE P-1    Outstanding Letters of Credit

SCHEDULE S-1    Certain Liens Affecting Subsidiaries of the Company

SCHEDULE 6.10   Certain Permitted Flooring Contracts

         THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation (hereinafter "CITBC"), with offices located at 300 South Grand Avenue, Third Floor, Los Angeles, CA 90071, and the other lenders that may, subsequent to the date hereof, purchase from CITBC a portion of CITBC's rights and obligations under this Financing Agreement (CITBC and such other lenders each individually sometimes referred to as a "Lender" and collectively as the "Lenders") and CITBC as agent for the Lenders (hereinafter the "Agent") are pleased to confirm the terms and conditions under which the Lenders shall make revolving loans, advances and other financial accommodations to JTS CORPORATION (herein the "Company"), a Delaware corporation with a principal place of business at 166 Baypointe Parkway, San Jose, CA 95134.

SECTION 1.  DEFINITIONS

ACCOUNTS shall mean all of the Company's now existing and future: (A) accounts receivable, (whether or not specifically listed on schedules furnished to CITBC), and any and all instruments, documents, contract rights, chattel paper, general intangibles, including, without limitation, all accounts created by or arising from all of the Company's sales of goods or rendition of services to its customers, and all accounts arising from sales or rendition of services made under any of the Company's trade names or styles, or through any of the Company's divisions; (B) unpaid seller's rights (including rescission, replevin, reclamation and stoppage in transit) relating to the foregoing or arising therefrom; (C) rights to any goods represented by any of the foregoing, including rights to returned or repossessed goods; (D) reserves and credit balances arising hereunder; (E) guarantees or collateral for any of the foregoing; (F) insurance policies or rights relating to any of the foregoing;
(G) cash and non-cash proceeds of any and all the foregoing; and (H) deposits.

AGREEMENT shall mean this Financing Agreement as it may from time to time be amended, modified, supplemented, renewed, extended, or restated.

ANNIVERSARY DATE shall mean the date occurring one (1) year from the date hereof and the same date in every year thereafter.

ASPERAL shall mean Asperal Holdings, Inc., a corporation organized under the laws of Panama.

ATARI SUBORDINATED DEBT shall mean the $75 million 5 1/4% Convertible Subordinated Debentures Due 2002 issued pursuant to an Indenture dated 4/29/87.

AVAILABILITY shall mean at any time the excess of the sum of a) Eligible Domestic Accounts Receivable multiplied by the percentage provided for in clause (a) of paragraph 1 of Section 3 of this Agreement, b) Eligible Foreign Accounts Receivable multiplied by the percentage provided for in clause (b) of paragraph 1 of Section 3 of this Agreement, and c) Eligible Domestic Finished Goods multiplied by the percentage provided for in clause (c) of paragraph 1 of
Section 3 of this Agreement but not to exceed the Inventory Sub-Limit in effect from time to time, less the sum of x) the outstanding aggregate amount of all Obligations (exclusive of the then outstanding amount of all Letters of Credit and exclusive of any Obligations relating to the CAPEX Term Loans) of the Company and y) the Availability Reserve.

AVAILABILITY RESERVE shall mean, at any time of determination y) the then outstanding amount of all Letters of Credit, plus z) in the reasonable discretion of the Agent, any reserve that the Agent may require.

THE BROKERS shall mean Sierra Financial Associates and any other person or entity performing the function of a broker or finder in connection with the transactions contemplated hereby.

BUSINESS DAY shall mean any day on which the Agent and The Chase Manhattan Bank are open for business.

CAPEX LIBOR MARGIN shall mean the percentages set forth below determined with respect to the Profit to Sales Percent of the Company, with any change to occur on the first day of the month following each filing of a 10Q or 10K report by the Company with the SEC, and the Agent's receipt and review of a copy thereof. Should the Company fail timely to file and provide to the Agent a copy of the aforementioned reports (without giving effect to any extension of time), then interest will be computed based on the highest margin set forth below during such period of delinquency until the Agent's receipt and review of the Company's next 10Q or 10K report:

         If Profit to Sales Percent is:    Margin is:
         ------------------------------    ----------
         < or = 0%                            4.25%

         > 0% and < or = 8%                   3.75%

         > 8%                                 3.50%

CAPEX NON-LIBOR MARGIN shall mean the percentages set forth below determined with respect to the Profit to Sales Percent of the Company, with any change to occur on the first day of the month following each filing of a 10Q or 10K report by the Company with the SEC, and the Agent's receipt and review of a copy thereof. Should the Company fail timely to file and provide to the Agent a copy of the aforementioned reports (without giving effect to any extension of time), then interest will be computed based on the highest margin set forth below during such period of delinquency until the Agent's receipt and review of the Company's next 10Q or 10K report:

         If Profit to Sales Percent is:    Margin is:
         ------------------------------    ----------
         < or = 0%                            1.75%

         > 0% and < or = 8%                   1.25%

         > 8%                                 1.00%

CAPEX TERM LOANS shall mean the term loans made and to be made to the Company by the Lenders in the aggregate principal amount of up to $2,000,000.00 as more fully described in Section 4A of this Agreement.

CAPEX TERM LOAN LINE OF CREDIT shall mean the commitment of the Lenders to make CAPEX Term Loans to the Company pursuant to Section 4A of this Agreement in the aggregate amount of $2,000,000.00.

CAPEX TERM LOAN PROMISSORY NOTES shall mean the promissory notes each in the form of Exhibit A hereto executed and delivered by the Company to the Lenders to evidence a CAPEX Term Loan extended pursuant to and repayable in accordance with, the provisions of Section 4A hereof.

CAPITAL EXPENDITURES for any period shall mean the aggregate of all expenditures of the Company during such period that in conformity with GAAP are required to be included in or reflected by the property, plant or equipment or similar fixed asset account reflected in the balance sheet of the Company.

CAPITAL IMPROVEMENTS shall mean operating Equipment acquired or installed for use in the Company's domestic United States business operations.

CAPITAL LEASE shall mean any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure on the balance sheet of the Company.

CHASE MANHATTAN BANK RATE shall mean the rate of interest per annum announced by The Chase Manhattan Bank from time to time as its prime rate in effect at its principal office in the City of New York. (The prime rate is not intended to be the lowest rate of interest charged by The Chase Manhattan Bank to its borrowers).

COLLATERAL shall mean all present and future Accounts, Equipment, Documents of Title, Inventory, Investment Property, Deposit Accounts, General Intangibles, and Other Collateral of the Company, and, at the sole option of Lenders, any Real Estate of the Company.

COLLATERAL MANAGEMENT FEE shall mean the sum of $50,000.00 which shall be paid to the Agent in accordance with paragraph 8 of Section 7 hereof to offset the expenses and costs of the Agent in connection with record keeping, periodic examinations, analyzing and evaluating the Collateral.

CONSOLIDATED BALANCE SHEET shall mean a consolidated balance sheet for the Company and its consolidated subsidiaries eliminating all inter-company transactions and prepared in accordance with GAAP.

CONSOLIDATING BALANCE SHEET shall mean a Consolidated Balance Sheet plus individual balance sheets for the Company and its subsidiaries showing all eliminations of inter-company transactions and prepared in accordance with GAAP and including a balance sheet for the Company exclusively.

CUSTOMARILY PERMITTED LIENS shall mean

         (a) liens of local or state authorities for franchise or other like taxes provided the aggregate amounts of such liens shall not exceed $100,000.00 in the aggregate at any one time;

         (b) statutory liens of landlords and vendors and liens of carriers, warehousemen, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and for amounts not yet due (or which are being contested in good faith by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens) and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

         (c) deposits made (and the liens thereon) in the ordinary course of business (including, without limitation, security deposits for leases, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bid contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), foreign currency exchange contracts, statutory obligations and other similar obligations arising as a result of progress payments under government contracts;

         (d) easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, minor defects or irregularities in title, variation and other restrictions, charges or encumbrances (whether or not recorded) affecting the Real Estate and which do not interfere in any material respect with the use or enjoyment of such Real Estate in the ordinary course of the Company's business;

         (e) liens that are not prior to the liens of the Agent or the Lenders that constitute rights of setoff of a customary nature or bankers' liens with respect to amounts on deposit, whether arising by operation of law or by contract, in connection with arrangements (other than the borrowing of money) entered into with banks in the ordinary course of business; and

         (f) leases or subleases and non-exclusive licenses and sublicenses granted to others in the ordinary course of business not interfering in any material respect with the business of the Company, and any interest or title of a lessor or licensor under any lease or license.

DEFAULT shall mean any event specified in Section 9 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act specified therein, has been satisfied.

DEFAULT RATE OF INTEREST shall mean a rate of interest per annum equal to the sum of: a) four percent (4%) and b) the Chase Manhattan Bank Rate, which the Agent shall be entitled to charge the Company on all Obligations due the Lenders by the Company to the extent provided in paragraph 2 of Section 9 of this Agreement.

DEPOSIT ACCOUNTS shall have the meaning set forth in the Uniform Commercial Code as in effect in the State of California.

DEPOSITORY ACCOUNTS shall mean those accounts owned by, and in the name of, the Agent and designated by the Agent for the deposit of proceeds of Collateral.

DEUTSCHE shall mean Deutsche Financial Services Corporation.

DEXAR shall mean Dexar Holdings, Inc., a corporation organized under the laws of Panama.

DOCUMENTARY LETTER OF CREDIT shall mean a Letter of Credit that is a commercial or documentary letter of credit, as such term is commonly understood by letter of credit issuers, and that is not a standby letter of credit, as such term is commonly understood by letter of credit issuers.

DOCUMENTS OF TITLE shall mean all present and future warehouse receipts, bills of lading, shipping documents, chattel paper, instrument and similar documents, all whether negotiable or not and all goods and inventory relating thereto and all cash and non-cash proceeds of the foregoing.

EARLY TERMINATION DATE shall mean the date on which the Company terminates this Agreement or the Line of Credit which date is before the third Anniversary Date.

EARLY TERMINATION FEE shall: I) mean the fee the Lenders are entitled to charge the Company in the event the Company terminates the Line of Credit or this Agreement on a date before the third Anniversary Date; and II) be determined by multiplying the Line of Credit by one percent (1.00%) per annum for the number of days from the Early Termination Date to the third Anniversary Date.

EBIT shall mean, in any period, all consolidated earnings of the Company before all interest and tax obligations of the Company for said period, determined in accordance with GAAP.

EBITDA shall mean, in any period, all consolidated earnings of the Company before all interest and tax obligations of the Company for said period, and before depreciation and amortization for such period, determined in accordance with GAAP.

EFFECTIVE DATE shall mean the date on which the initial loans and advances are available hereunder.

EVENT(S) OF DEFAULT shall have the meaning provided for in Section 9 of this Agreement.

ELIGIBLE DOMESTIC ACCOUNTS RECEIVABLE shall mean the gross amount of the Company's accounts receivable, payable in United States currency, due from customers residing in the United States of America and Canada that conform to the warranties contained herein and at all times continue to be acceptable to the Agent in the exercise of its reasonable business judgment, less, without duplication, the sum of a) any returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted or outstanding), and
b) reserves for: i) sales to the United States of America or to any agency, department or division thereof; ii) accounts that remain unpaid more than ninety (90) days from invoice date; iii) contras; iv) sales to any subsidiary or to any company affiliated with the Company in any way; v) bill and hold (deferred shipment) or consignment sales; vi) sales to any customer which is a) insolvent, b) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, c) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts or d) in the Agent's reasonable business judgment, financially unacceptable to the Agent or has a credit rating unacceptable to the Agent; vii) all sales to any customer if fifty percent (50%) or more of either x) all outstanding invoices or y) the aggregate dollar amount of all outstanding invoices, are unpaid ninety (90) days from invoice date; viii) all deposits due customers; ix) the amount by which the then outstanding amount of all invoices due from customers residing in Canada exceeds $5,000,000.00; x) Flooring Accounts; xi) any other reasons deemed necessary by the Agent in its reasonable business judgment and which are customary either in the commercial finance industry or in the lending practices of the Lenders; and xii) in the Agent's reasonable business judgment, an amount representing, historically, two hundred percent (200%) of returns, discounts, claims, credits and allowances.

ELIGIBLE DOMESTIC FINISHED GOODS shall mean the gross cost of the Company's finished goods Inventory that conforms to the warranties herein less any i) supplies, ii) Inventory not present in the United States of America, iii) Inventory returned or rejected by the Company's customers other than Inventory that is undamaged and resalable in the normal course of business, iv) Inventory to be returned to the Company's suppliers, v) Inventory in transit to third parties, vi) shrinkage, and vii) reserves required by the Agent in accordance with the standard set forth below and without duplication but only for the following: (a) Inventory specially ordered for specific customers which Inventory is uniquely different in size, shape, quality or color and which uniquely different Inventory is not customarily sold by the Company; (b) market value declines, to the extent the Inventory's value is below its cost; (c) bill and hold (deferred shipment or consignment sales); (d) markdowns, to the extent the Inventory's value is below its cost; (e) Inventory which is not located at the Company's domestic United States locations or warehouses (other than Inventory in transit between the Company's facilities); (f) demonstration items, to the extent the Inventory's value is below its cost; (g) damaged or defective Inventory; (h) obsolete Inventory (but not including undamaged Inventory which is solely out-of- season); (i) Inventory held for lease; and
(j) Inventory imported under letters of credit issued without the assistance of the Letter of Credit Guaranty and then only until the bank issuing such letters of credit has been reimbursed by the Company for any drafts under such letters of credit. The amount of such reserves shall be determined solely by the Agent in its reasonable discretion and in the exercise of its reasonable business judgment using standards customarily applied by the Agent to transactions involving clients engaged in comparable businesses and taking into account the nature of the Company's business, consistently applied by the Agent. Such standards shall take into consideration amounts representing, historically, the Company's reserves, discounts, returns, claims, credits and allowances. Flooring Inventory that otherwise meets the requirements of Eligible Domestic Finished Goods but for the fact that it has been sold and delivered to account debtors of the Company shall be considered Eligible Domestic Finished Goods to the extent that the related Flooring Accounts are excluded from Eligible Domestic Accounts Receivable or Eligible Foreign Accounts Receivable by reason of being "Flooring Accounts."

ELIGIBLE FOREIGN ACCOUNTS RECEIVABLE shall mean the gross amount of the Company's account receivable, payable in United States currency, due from customers residing in other than the United States of America and Canada but that conform to the warranties contained herein and at all times continue to be acceptable to the Agent in the exercise of its reasonable business judgment, and that are either guaranteed by The CIT Group/Commercial Services, Inc. or another third party acceptable to the Lenders with the Company's rights with respect to such guarantees assigned to the Agent for the benefit of the Lenders, or covered by credit insurance acceptable to the Lenders with the Company's rights with respect to such insurance assigned to the Agent for the benefit of the Lenders, less, without duplication, the sum of a) any returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted or outstanding) and b) reserves for: i) sales to any foreign government or to any agency, department or division thereof; ii) accounts that remain unpaid more than ninety (90) days from invoice date; iii) contras; iv) sales to any subsidiary or to any company affiliated with the Company in any way; v) bill and hold (deferred shipment) or consignment sales; vi) sales to any customer which is a) insolvent, b) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any foreign, federal or state law, c) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts or d) in the Agent's reasonable business judgment, financially unacceptable to the Agent or has a credit rating unacceptable to the Agent; vii) all sales to any customer if fifty percent (50%) or more of either x) all outstanding invoices or y) the aggregate dollar amount of all outstanding invoices, are unpaid more than ninety (90) days from invoice date; viii) all deposits due customer; ix) Flooring Accounts; x) any other reason deemed necessary by the Agent in its reasonable business judgment and which are customary either in the commercial finance industry or in the lending practices of the Lenders; and xi) in the Agent's reasonable business judgment, an amount representing, historically, two hundred percent (200%) of returns, discounts, claims, credits and allowances.

EQUIPMENT shall mean all present and hereafter acquired machinery, equipment, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all proceeds of whatever sort.

ERISA shall mean the Employee Retirement Income Security Act or 1974, as amended from time to time and the rules and regulations promulgated thereunder from time to time.

EXCESS AVAILABILITY shall mean the amount by which Availability on any date of determination exceeds all past due or then due debts, obligations and payables of the Company.

EXISTING MATERIAL AGREEMENTS shall have the meaning provided in Section 2(m) of this Agreement.

FINOVA shall mean FINOVA Capital Corporation.

FIXED CHARGE COVERAGE RATIO shall mean, with respect to any period, a fraction, the numerator of which is the Company's consolidated EBITDA for such period, and the denominator of which is the sum of interest expense, principal amortization, and non-financed capital expenditures of the Company on a consolidated basis, determined in accordance with GAAP.

FLOORING ACCOUNTS shall mean Accounts with respect to which the account debtors of Company have flooring financing arrangements in effect that could permit the Flooring Lenders to return the related goods to the Company.

FLOORING INVENTORY shall mean Inventory sold to account debtors of the Company giving rise to Flooring Accounts, prior to payment of such Flooring Accounts by the account debtors to the Flooring Lenders.

FLOORING LENDERS shall mean lenders who provide flooring financial arrangements to account debtors of the Company, including, without limitation, FINOVA and Deutsche.

GAAP shall mean generally accepted accounting principles in the United States of America as in effect on the date hereof.

GENERAL INTANGIBLES shall have the meaning set forth in the Uniform Commercial Code as in effect in the State of California and shall include, without limitation, all present and future right, title and interest in and to all tradenames, trademarks (together with the goodwill associated therewith), patents, patent applications, patent registrations, licenses, copyrights, copyright registrations, copyright recordings, copyright applications, copyright licenses, customer lists, distribution agreements, service agreements, supply agreements, and tax refunds, together with all monies and claims for monies now or hereafter due and payable in connection with any of the foregoing or otherwise, and all cash and non-cash proceeds thereof.

INDEBTEDNESS shall mean, without duplication, all liabilities, which are any of the following: (a) obligations in respect of money (borrowed or otherwise) or for the deferred purchase price of property, services or assets, other than Inventory, or (b) lease obligations which, in accordance with GAAP, have been, or which should be capitalized.

INVENTORY shall mean all of the Company's present and hereafter acquired merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping same; in all stages of production- from raw materials through work-in-process to finished goods - and all proceeds thereof of whatever sort.

INVENTORY SUB-LIMIT shall mean, on the initial date of this Agreement, $1,000,000.00, provided that, on each three-month anniversary of the initial date of this Agreement, if no Default or Event of Default then exists, the Inventory Sub-Limit shall be increased by $500,000.00, provided, further, that in no event shall the Inventory Sub-Limit exceed $5,000,000.00.

INVESTMENT PROPERTY shall have the meaning set forth in the Uniform Commercial Code as in effect in the State of California.

ISSUING BANK shall mean the bank issuing Letters of Credit for the Company.

JTS EUROPE shall mean Atari Corp. (U.K.) Ltd., a company organized under the laws of England.

JTS MAURITIUS shall mean JTS Mauritius Holdings, a company organized under the laws of Mauritius.

JTS TECHNOLOGY shall mean JTS Technology Pvt. Ltd., a company organized under the laws of India.

LETTERS OF CREDIT shall mean all letters of credit issued with the assistance of the Lenders by the Issuing Bank for or on behalf of the Company. A Letter of Credit shall be either a Documentary Letter of Credit or a Standby Letter of Credit.

LETTER OF CREDIT GUARANTY shall mean the guaranty delivered by the Agent on behalf of the Lenders to the Issuing Bank of the Company's reimbursement obligation under the Issuing Bank's Reimbursement Agreement, Application for Letter of Credit or other like document.

LETTER OF CREDIT GUARANTY FEE shall mean the fee the Lenders may charge the Company under Section 7 of this Agreement for: i) issuing the Letter of Credit Guaranty or ii) otherwise aiding the Company in obtaining Letters of Credit, or
iii) indemnifying, as of the date hereof, any bank that had previously issued letters of credit for the Company.

LIBOR shall mean, at any time of determination, and subject to availability, the London Interbank Offered Rate paid in London by The Chase Manhattan Bank on one month, two month, three month or six month dollar deposits and if such rates are not otherwise available, then those rates as published, under "Money Rates", in the New York City edition of the Wall Street Journal or if there is no such publication or statement therein as to Libor, then in any publication used in the New York City financial community.

LIBOR LOAN shall mean the loans for which the Company has elected to use Libor for interest rate computations.

LIBOR PERIOD shall mean the Libor for one month, two month, three month or six month dollar deposits, as selected by the Company.

LINE OF CREDIT shall mean the commitment of the Lenders to make loans and advances pursuant to Section 3 of this Agreement, to the Company in the amount equal to $30,000,000.00.

LINE OF CREDIT FEE shall: I) mean the fee due the Lenders at the end of each month for the Line of Credit, and II) be determined by multiplying the difference between the Line of Credit, and the average daily Revolving Loans and Letters of Credit of the Company for said month by one-half of one percent (1/2 of 1%) per annum for the number of days in said month.

LOAN FACILITY FEE shall mean the non-refundable fee payable to the Lenders in accordance with, and pursuant to, the provisions of paragraph 4 of Section 7 of this Agreement.

OBLIGATIONS shall mean all loans and advances made or to be made by the Lenders or by the Agent on behalf of the Lenders to the Company or to others for the Company's account; any and all indebtedness and obligations which may at any time be owing by the Company to the Lenders howsoever arising, whether now in existence or incurred by the Company from time to time hereafter; whether secured by pledge, lien upon or security interest in any of the Company's assets or property or the assets or property of any other person, firm, entity or corporation; whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether the Company is liable to the Lenders for such indebtedness as principal, surety, endorser, guarantor or otherwise. Obligations shall also include indebtedness owing to the

Lenders by the Company under this Agreement or under any other agreement or arrangement now or hereafter entered into between the Company and the Lenders; indebtedness or obligations incurred by, or imposed on, the Lenders and/or the Agent as a result of environmental claims (other than as a result of actions of the Lenders and/or the Agent) arising out of the Company's operation, premises or waste disposal practices or sites; the Company's liability to the Lenders as maker or endorser on any promissory note or other instrument for the payment of money; the Company's liability to the Lenders and/or the Agent under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which the Lenders and/or the Agent may make or issue to others for the Company's account, including any accommodation extended with respect to applications for letters of credit, the Lenders' and/or the Agent's acceptance of drafts or the Lenders and/or the Agent's endorsement of notes or other instruments for the Company's account and benefit. Without limiting the generality of the foregoing, the term "Obligations" as used in this Agreement shall also include, without limitation, all indebtedness, obligations and liabilities of the Company to the Agent or the Lenders pursuant to the CAPEX Term Loans and/or arising under the CAPEX Term Loan Line of Credit, provided that the term "Obligations" as used in the definition of "Availability" shall exclude all CAPEX Term Loan Obligations and Availability shall be determined by excluding such CAPEX Term Loan Obligations from such determination.

OPERATING LEASES shall mean all leases of property (whether real, personal or mixed) other than Capital Leases.

OPERATING PROFIT shall mean EBIT minus the sum of all special charges and extraordinary items.

OTHER COLLATERAL shall mean all now owned or hereafter acquired: cash and other monies and property in the possession or control of the Agent and/or the Lenders at any time; all books, records, ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral or otherwise necessary or helpful in the collection thereof or realization thereon; all letters of credit and proceeds of letters of credit; and all cash and non-cash proceeds of any of the foregoing.

OUT-OF-POCKET EXPENSES shall mean all of the Lenders' and/or the Agent's present and future expenses incurred relative to this Agreement, whether incurred heretofore or hereafter, which expenses shall include, without being limited to, the cost of record searches, all costs and expenses incurred by the Agent in opening bank accounts, depositing checks, receiving and transferring funds, and any charges imposed on the Agent due to "insufficient funds" of deposited checks and the Agent's standard fee relating thereto, any amounts paid by the Agent, incurred by or charged to the Agent by the Issuing Bank under the Letter of Credit Guaranty or the Company's Reimbursement Agreement, Application for Letter of Credit or other like document which pertain either directly or indirectly to such Letters of Credit, and the Agent's standard fees relating to the Letters of Credit and any drafts thereunder, outside counsel fees, fees and taxes relative to the filing of financing statements, and all expenses, costs and fees set forth in Section 9 of this Agreement.

PERMITTED ENCUMBRANCES shall mean: I) liens expressly permitted, or consented to, by the Agent; II) Purchase Money Liens; III) Customarily Permitted Liens;
IV) liens granted the Agent for the benefit of the Lenders by the Company; V) liens of judgment creditors provided such liens do not exceed, in the aggregate, at any time, $100,000.00 (other than liens bonded or insured to the reasonable satisfaction of the Agent); VI) cash collateral pledged to secure the letters of credit listed on Schedule P-1 attached hereto provided x) such cash collateral does not exceed one hundred and five percent (105%) of the then outstanding amount of such letters of credit and y) such letters of credit may not be renewed; VII) liens for taxes not yet due and payable or which are being diligently contested in good faith by the Company by appropriate proceedings and which liens are not x) senior to the liens of the Agent or y) for taxes due the United States of America or z) for amounts in excess of $100,000.00; VIII) liens in favor of the purchaser/lessor in connection with sale/leasebacks consented to in writing by the Agent; and
IX) liens in favor of Compaq Computer Corporation in rights of the Company with respect to Western Digital Corporation, to the extent and only to the extent provided for in Section 2.1(i) of that certain Amendment to Development Agreement dated as of June 16, 1996, between the Company and Compaq Computer Corporation.

PERMITTED INDEBTEDNESS shall mean: I) current indebtedness maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, utilities, taxes or labor; II) the indebtedness secured by the Purchase Money Liens; III) the Subordinated Debt and the Subordinated Replacement Debt; IV) indebtedness arising under this Agreement; V) deferred taxes and other expenses incurred in the ordinary course of business; vi) indebtedness for the letters of credit listed on Schedule P-1 attached hereto; VII) other indebtedness existing on the date of execution of this Agreement and listed in the most recent financial statement delivered to the Lenders or otherwise disclosed to the Lenders in writing on or before the date of execution of this Agreement; VIII) indebtedness of the Company to purchasers/lessors in connection with sale/leasebacks permitted by paragraph 4 of Section 5 hereof; and IX) indebtedness for borrowed money of any direct or indirect subsidiary of the Company.

PROFIT TO SALES PERCENT shall mean, with respect to any fiscal quarter of the Company, the percentage derived from the fraction of which the numerator is the Company's Operating Profit for such fiscal quarter and the denominator is the Company's sales for such fiscal quarter.

PURCHASE MONEY INDEBTEDNESS shall mean the Indebtedness incurred by the Company either concurrent with the acquisition by the Company of Equipment or not more than ninety (90) days after the acquisition by the Company of Equipment and secured solely by the Equipment acquired x) concurrent with the incurrence of the Indebtedness or y) within ninety (90) days of the incurrence of the Indebtedness provided i) the Indebtedness so incurred is to facilitate the Company's acquisition of Equipment or to reimburse the Company for the cash purchase price paid by the Company for the purchase of Equipment, ii) the Company shall deliver to the Agent a description of the Equipment so pledged,
iii) the Indebtedness in each transaction is not less than fifty percent (50%) of the then book value of the Equipment pledged to secure such Indebtedness and
iv) the Indebtedness incurred shall not exceed, in the aggregate, $500,000.00 in any fiscal year.

PURCHASE MONEY LIENS shall mean the lien granted by the Company to secure the Purchase Money Indebtedness.

RBC shall mean RBC Trade Finance (USA) Inc. or any replacement factor that has entered into an intercreditor agreement with the Agent on substantially the same terms as the intercreditor agreement between the Agent and RBC.

REAL ESTATE shall mean the Company's fee and/or leasehold interests in real property.

REQUIRED LENDERS shall mean Lenders holding not less than fifty-one percent (51%) of the Obligations.

REVOLVER LIBOR MARGIN shall mean the percentages set forth below determined with respect to the Profit to Sales Percent of the Company, with any change to occur on the first day of the month following each filing of a 10Q or 10K report by the Company with the SEC, and the Agent's receipt and review of a copy thereof. Should the Company fail timely to file and provide to the Agent a copy of the aforementioned reports (without giving effect to any extension of time), then interest will be computed based on the highest margin set forth below during such period of delinquency until the Agent's receipt and review of the Company's next 10Q or 10K report:

         If Profit to Sales Percent is:    Margin is:
         ------------------------------    ----------
         < or = 0%                            3.75%

         > 0% and < or = 8%                   3.25%

         > 8%                                 3.00%

REVOLVER NON-LIBOR MARGIN shall mean the percentages set forth below determined with respect to the Profit to Sales Percent of the Company, with any change to occur on the first day of the month following each filing of a 10Q or 10K report by the Company with the SEC, and the Agent's receipt and review of a copy thereof. Should the Company fail timely to file and provide to the Agent a copy of the aforementioned reports (without giving effect to any extension of time), then interest will be computed based on the highest margin set forth below during such period of delinquency until the Agent's receipt and review of the Company's next 10Q or 10K report:

         If Profit to Sales Percent is:    Margin is:
         ------------------------------    ----------
         < or = 0%                            1.25%

         > 0% and < or = 8%                   0.75%

         > 8%                                 0.50%

REVOLVING LOANS shall mean the loans and advances made, from time to time, to or for the account of the Company by the Agent on behalf of the Lenders pursuant to Section 3 of this Agreement.

SETTLEMENT DATE shall mean the date, weekly, and more frequently, at the discretion of the Agent, upon the occurrence of an Event of Default or a continuing decline or increase of the Revolving Loans that the Agent and the Lenders shall settle amongst themselves so that x) the Agent shall not have, as Agent, any money at risk and y) on such Settlement Date the Lenders shall have a pro rata amount of all outstanding Revolving Loans and CAPEX Term Loans.

SIGNIFICANT ASSETS shall mean, with respect to any person or entity, assets of such person or entity with an aggregate value in excess of $25,000.00.

STANDBY LETTER OF CREDIT shall mean a Letter of Credit that is a standby letter of credit as such term is commonly understood by letter of credit issuers.

SUBORDINATED DEBT shall mean the Atari Subordinated Debt and the debt due a Subordinating Creditor (and any note evidencing such debt) which has been subordinated, by a Subordination Agreement, to the prior payment and satisfaction of the Obligations of the Company to the Agent and/or the Lenders (in form and substance satisfactory to the Agent).

SUBORDINATED REPLACEMENT DEBT shall mean any debt incurred by the Company to repay, in whole or in part, the Subordinated Debt provided the Subordinated Replacement Debt is on terms and conditions substantially similar to the Subordinated Debt, and is not greater in principal amount than the Subordinated Debt being repaid.

SUBORDINATING CREDITOR shall mean any holder of any Atari Subordinated Debt and any other party hereafter executing a Subordination Agreement.

SUBORDINATION AGREEMENT shall mean the agreement among the Company, a Subordinating Creditor, and the Agent, pursuant to which Subordinated Debt is subordinated to the prior payment and satisfaction of the Company's Obligations to the Agent and the Lenders (in form and substance satisfactory to the Agent).

SUBSIDIARY PERMITTED ENCUMBRANCES shall mean: i) liens expressly permitted, or consented to, by the Agent; ii) liens in existence on the date hereof and disclosed on Schedule S-1 attached hereto, and liens on the same property hereafter securing indebtedness incurred in connection with re-fundings or refinancings of the indebtedness secured by such scheduled liens, on terms and conditions substantially similar to those of the indebtedness so re-funded or refinanced, which re-funded or refinanced indebtedness is not greater in principal amount than the indebtedness being re-funded or refinanced; iii) liens or charges secured by the assets of JTS Technology provided a) except as otherwise permitted by clause iv) of this definition, no lien or charge pursuant to this clause iii) may attach to, or be granted on, the inventory and accounts receivable of JTS Technology; b) the aggregate amount of such indebtedness related to the acquisition, construction, or financing of new facilities in India (including land, buildings, improvements, fixtures, equipment, and furnishings) secured by such liens or charges shall in no event ever be greater than $50,000,000.00 in the aggregate at any one time; c) the aggregate amount of indebtedness secured by such liens or charges (other than indebtedness referred to in clause b) above) shall in no event ever be greater than $20,000,000.00 in the aggregate at any one time; d) not more than $10,000,000.00 of indebtedness secured by such liens or charges (other than indebtedness referred to in clause b) above) may be incurred in any fiscal year; and (e) at the time of creation of the lien or charge, the indebtedness to be secured may not be less than fifty percent (50%) of the market value of the property securing said indebtedness; and iv) liens on current assets (including inventory and accounts receivable) of any direct or indirect subsidiary of the Company securing indebtedness of such subsidiary permitted under clause ix) of the definition of "Permitted Indebtedness," except for and excluding (except as permitted by clause ii) of this definition) liens on inventory of JTS Technology or liens on rights to payment of JTS Technology with respect to which the obligor is the Company or JTS Mauritius, unless the holder of such liens has entered into an intercreditor agreement with the Agent, reasonably satisfactory to the Agent, ensuring the priority of the liens of the Agent on the Inventory and Accounts of the Company as against any claim, lien, or tracing rights such other lienholder might have on or with respect to such Inventory or Accounts as proceeds of its lien on property of JTS Technology.

TANGIBLE NET WORTH shall mean assets in excess of liabilities, determined in accordance with GAAP, on a consistent basis with the latest annual audited statement, plus outstanding principal of Subordinated Debt, less intangible assets.

TRADE ACCOUNTS PAYABLE shall mean the trade accounts payable for Inventory sold to the Company, all as determined in accordance with GAAP.

TRADE ACCOUNTS RECEIVABLE shall mean the trade accounts receivable due the Company as a result of a sale of Inventory by the Company, all as determined in accordance with GAAP.

SECTION 2.  CONDITIONS PRECEDENT

         The obligation of the Lenders to make loans hereunder and to assist in the issuance of Letters of Credit is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such loans, the following conditions precedent (except to the extent that a condition is expressly stated to be a condition subsequent, in which case the Company covenants that such condition shall be satisfied within the stated period after the Effective Date):

         A) LIEN SEARCHES - The Agent shall have received tax, judgment, Uniform Commercial Code and lien searches, satisfactory to the Agent for all locations presently occupied or used by the Company.

         B) CASUALTY INSURANCE - The Company shall have delivered to the Agent evidence satisfactory to the Agent that casualty insurance policies listing the Agent as loss payee or mortgagee, as the case may be, are in full force and effect, all as set forth in Section 6, paragraph 5 of this Agreement.

         C) PERSONAL PROPERTY LIENS - Any documents (including, without limitation, financing statements and notices to depositary institutions) required to be filed in order to create, in favor of the Agent on behalf of the Lenders, a first and exclusive perfected security interest, subject only to the Permitted Encumbrances, in the Collateral with respect to which a security interest may be perfected by a filing under the Uniform Commercial Code or other applicable law (foreign, state or federal) shall have been properly filed in each office in each jurisdiction required in order to create in favor of the Agent a perfected lien on the Collateral. The Agent shall have received acknowledgement copies of all such filings (or, in lieu thereof, the Agent shall have received other evidence satisfactory to the Agent that all such filings have been made); and the Agent shall have received evidence that all necessary filing fees and all taxes or other expenses related to such filings have been paid in full.

         D) EXAMINATION & VERIFICATION- The Agent shall have completed to the satisfaction of the Lenders an examination and verification of the Accounts, Inventory, books and records of the Company.

         E) ADDITIONAL DOCUMENTS - The Company shall have executed and delivered to the Agent all loan documents necessary to consummate the lending arrangement contemplated between the Company and the Lenders and to convey and perfect liens to the Agent on all, or substantially all, of the assets of the Company.

         F) BOARD RESOLUTION - The Lenders shall have received a copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of (i) this Agreement, and (ii) any related agreements, in each case certified by the Secretary or Assistant Secretary of the Company as of the date hereof, together with a certificate of the Secretary or Assistant Secretary of the Company as to the incumbency and signature of the officers of the Company executing this Agreement and any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

         G) CORPORATE ORGANIZATION - The Lenders shall have received (i) a copy of the Certificate of Incorporation of the Company certified by the Secretary of State of its incorporation, and (ii) a copy of the By-Laws (as amended through the date hereof) of the Company and certified by the Secretary or Assistant Secretary of the Company.

         H) OFFICER'S CERTIFICATE - The Agent shall have received an executed Officer's Certificate of the Company, satisfactory in form and substance to the Agent, certifying that (i) the representations and warranties contained herein are true and correct in all material respects on and as of the date hereof;
(ii) the Company is in compliance with all of the terms and provisions set forth herein; and (iii) no Default, or any event which, with the giving of notice or the passage of time or both would constitute an Event of Default, has occurred.

         I) ABSENCE OF DEFAULT - No Default, Event of Default or material adverse change in the financial condition, business, prospects, profits, operations or assets of the Company shall have occurred.

         J) EXCESS AVAILABILITY - On the date of the initial disbursement of Revolving Loans, the Company must have, after giving effect to all Revolving Loans and disbursements, an Excess Availability of $5,000,000.00 - this requirement contemplates that all debts, obligations and payables of the Company are current.

         K) SHARE PLEDGES - The Company shall i) execute and deliver to the Agent a pledge and stock powers in blank pledging to the Agent as additional collateral for the Obligations sixty five percent (65%) of the issued and outstanding stock of 1) JTS Europe, 2) JTS Mauritius, 3) Asperal, and 4) Dexar; and ii) deliver to the Agent the stock certificates evidencing the stock so pledged.

         L) COMMITMENT LETTER - The Company shall have fully complied, to the satisfaction of CITBC, with all of the terms and conditions of the commitment letter, dated April 16, 1997, issued by CITBC to, and accepted by, the Company, as modified by that certain amendment thereto dated as of April 29, 1997.

         M) THIRD PARTY AGREEMENTS/CONSENTS - The Company shall have provided to the Agent, and the Agent and its counsel shall have reviewed, with results satisfactory to the Agent, all material agreements of the Company or its subsidiaries with third parties requested by the Agent, including, without limitation, the existing agreements with Western Digital, Compaq Computer, TEAC, and Pont Peripherals Corporation (the "Existing Material Agreements"); and, to the extent requested by the Agent in the reasonable exercise of its sole discretion, third party consents or agreements shall have been obtained from such third parties to facilitate the ability of Agent to hold an enforceable, perfected, first-priority security interest in the Collateral.

         N) LEGAL RESTRAINTS/LITIGATION - At the date of execution of this Agreement, there shall be no x) litigation, investigation or proceeding (judicial or administrative) pending or, to the Company's knowledge, threatened against the Company or its assets, by any agency, division or department of any county, city, state, federal or foreign government arising out of this Agreement, y) injunction, writ or restraining order restraining or prohibiting the consummation of the financing arrangements contemplated under this Agreement or z) suit, action, investigation or proceeding (judicial or administrative) pending or threatened against the Company or its assets, which, in the opinion of the Agent, if adversely determined could have a material adverse effect on the business, operation, assets, financial condition or Collateral of the Company.

         O) DISBURSEMENT AUTHORIZATION - The Company shall have delivered to the Agent all information necessary for the Agent on behalf of the Lenders to issue wire transfer instructions on behalf of the Company for the initial and subsequent loans and/or advances to be made under this Agreement including, but not limited to, disbursement authorizations in form acceptable to the Agent.

         P) OPINIONS - Counsel for the Company shall have delivered to the Agent opinions satisfactory to CITBC opining, inter alia, that subject to the
i) filing, priority and remedies provisions of the Uniform Commercial Code, ii) the provisions of the Bankruptcy Code, insolvency statutes or other like laws,
iii) the equity powers of a court of law and iv) such other matters as may be agreed upon with the Agent: a) this Agreement and all documents executed by the Company in connection therewith are x) valid, binding and enforceable according to the terms, y) duly authorized and z) do not violate any terms, provisions, representations or covenants in the charter of either or, to the best knowledge of such counsel, of any loan agreement, mortgage, deed of trust, note, security or pledge agreement or indenture to which the Company is a signatory or by which the Company or its assets are bound; and b) the provisions of all securities laws have been fully complied with or that compliance is not legally appropriate and the reasons supporting such non-compliance. Without limiting the generality of the foregoing, (A) with respect to the share pledges of the shares of JTS Europe, JTS Mauritius, Asperal, and/or Dexar, the Agent shall be entitled in the reasonable exercise of its sole discretion to request legal advice from counsel in England, Mauritius, and/or Panama as to the validity, enforceability, perfection, priority, registration or recordation, and/or compliance with local law of such share pledges, and B) with respect to sales by JTS Technology to the Company of goods, the Agent shall be entitled in the reasonable exercise of its sole discretion to request legal advice from counsel in India as to the effect of such sales on any liens of any Indian secured lenders to JTS Technology in the goods so sold and any proceeds thereof, including any Accounts of the Company resulting from the resale of such goods by the

Company.

         Q) DEPOSITORY ACCOUNTS - The Company, the Agent and the applicable banks have executed all documents, and taken all necessary action, to set up the Depository Accounts; provided that (A) if such actions cannot be completed prior to the Effective Date, the Company shall complete such actions as soon as possible subsequent to the Effective Date, and it shall be a condition subsequent hereunder that such actions shall be completed within 15 days after the Effective Date; and (B) in any event, at all times prior to such time as all collections of the Company are redirected to the Depository Accounts, the Company, the Agent, and Silicon Valley Bank shall have entered into, and there shall be in full force and effect, a tri-party letter agreement in form and substance satisfactory to the Agent regarding the deposit by the Company with Silicon Valley Bank, and the daily sweep by Silicon Valley Bank to the Agent for the benefit of the Lenders, of all collections of the Company.

         R) LANDLORD CONSENTS AND WAIVERS - Within ninety (90) days after the Effective Date, as a condition subsequent hereunder, the landlords of the Company shall have executed and delivered to the Agent landlord consents and waivers in form and substance satisfactory to the Agent; provided that, anything herein to the contrary notwithstanding, prior to the execution and delivery of such landlord waivers, the Company shall not be entitled to borrow any CAPEX Term Loan, and the Company shall not be entitled to obtain Revolving Loans against Inventory not physically located at locations subject to effective landlord waivers (which Inventory, until such time, shall not be eligible to be included in the borrowing base hereunder or for purposes of determining Availability hereunder).

         S) EXISTING CREDIT AGREEMENT - (x) The Company's existing credit agreement with Silicon Valley Bank shall be terminated, (y) all loans and obligations of the Company and/or any subsidiary of the Company thereunder shall be paid or satisfied in full utilizing cash on hand of the Company and/or the proceeds of the initial Revolving Loans to be made under this Agreement, and (z) all liens upon or security interests in favor of Silicon Valley Bank in connection therewith shall be terminated and/or released upon such payment.

         T) BROKER LETTER AGREEMENT - The Brokers shall have executed and delivered to the Agent a letter agreement, in form and substance satisfactory to the Agent, regarding payment in full at closing of any and all brokers' or finders' fees payable in connection with the transactions contemplated hereby.

         U) CONTROL AGREEMENT - Within 30 days after the Effective Date, as a condition subsequent hereunder, the Company shall cause Smith Barney to enter into a control agreement reasonably satisfactory in form and substance to the Agent with respect to any securities accounts, and any related Investment Property, of the Company with Smith Barney.

Upon the execution of this Agreement and the initial disbursement of loans hereunder, all of the above Conditions Precedent shall have been deemed satisfied except as the Company and the Agent shall otherwise agree herein or in a separate writing.

SECTION 3.  REVOLVING LOANS

         1. The Lenders severally agree, subject to the terms and conditions of this Agreement from time to time, and within x) the Availability and y) the Line of Credit, but subject to the Lenders' right to make "overadvances", to make loans and advances to the Company on a revolving basis (i.e. subject to the limitations set forth herein, the Company may borrow, repay and re-borrow Revolving Loans). Such loans and advances shall be in amounts up to: A) eighty-five percent (85%) of the outstanding Eligible Domestic Accounts Receivable of the Company, B) eighty-five percent (85%) of the outstanding Eligible Foreign Accounts Receivable of the Company, and C) twenty-five percent (25%) of Eligible Domestic Finished Goods, at lower of cost or market, but not to exceed the Inventory Sub-Limit from time to time in effect. All requests for loans and advances (other than Libor Loans) must by received by an officer of the Agent no later than 1:00 p.m., New York time, of the day on which such loans and advances are required. Should the

Agent for any reason honor requests for advances in excess of the limitations set forth herein, such advances shall be considered "overadvances" and shall be made in the Agent's sole discretion, subject to any additional terms the Agent or the Lenders deems necessary. The Company may elect to use Libor as to any new or then outstanding Revolving Loans provided x) there is then no unwaived Default or Event of Default, and y) the Company has so advised the Agent of its election to use Libor and the Libor Period selected no later than three (3) Business Days prior to the proposed borrowing or, in the case of a Libor election with respect to a then outstanding Revolving Loan, three (3) Business Days prior to the conversion of any then outstanding Revolving Loans to Libor Loans and z) the election and Libor shall be effective, provided, there is then no unwaived Default or Event of Default, on the fourth Business Day following said notice. The Libor elections must be for $100,000.00 or whole multiples thereof. No more than three (3) Libor elections in the aggregate may be in effect at any one time (including elections relating to Revolving Loans and elections relating to CAPEX Term Loans) unless the Agent agrees otherwise.

         2. In furtherance of the continuing assignment and security interest in the Company's Accounts, the Company will, upon the creation of Accounts, execute and deliver to the Agent for the benefit of the Lenders in such form and manner as the Agent may reasonably require, solely for the Agent's convenience in maintaining records of collateral, such confirmatory schedules of Accounts as the Agent may reasonably request, and such other appropriate reports designating, identifying and describing the Accounts as the Agent may reasonably require. In addition, upon the Agent's request the Company shall provide the Agent with copies of agreements with, or purchase orders from, the Company's customers, and copies of invoices to customers, proof of shipment or delivery and such other documentation and information relating to said Accounts and other collateral as the Agent may reasonably require. Failure to provide the Agent with any of the foregoing shall in no way affect, diminish, modify or otherwise limit the security interests granted herein. The Company hereby authorizes the Agent to regard the Company's printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by one of the Company's authorized officers or agents.

         3. The Company hereby represents and warrants that: each Account is based on an actual and bona fide lease or sale and delivery of goods or rendition of services to customers, made by the Company in the ordinary course of its business; the goods and inventory being sold and the Accounts created are the exclusive property of the Company and are not and shall not be subject to any lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Encumbrances; the invoices evidencing such Accounts are in the name of the Company; and the customers of the Company have accepted the goods or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for de minimis error, disputes and other matters arising in the ordinary course of business of which the Company has advised the Agent pursuant to paragraph 5 of this Section 3. The Company confirms to the Lenders that any and all taxes or fees relating to its business, its sales, the Accounts or goods relating thereto, are its sole responsibility and that same will be paid by the Company when due and that none of said taxes or fees represent a lien on or claim against the Accounts. The Company also warrants and represents that it is a duly and validly existing corporation and is qualified in all states and foreign countries where the failure to so qualify would have a material adverse effect on the business of the Company or the ability of the Company to enforce collection of Accounts due from customers residing in that state or foreign country. The Company agrees to maintain such books and records regarding Accounts as the Agent may reasonably require and agrees that the books and records of the Company will reflect the Lenders' interest in the Accounts.

         4. Until the Agent has advised the Company to the contrary after the occurrence of an Event of Default, the Company may and will enforce, collect and receive all amounts owing on the Accounts for the Lenders' benefit and on the Lenders' behalf, but at the Company's expense; such privilege shall terminate automatically upon the institution by or against the Company of any proceeding under any bankruptcy or insolvency law or, at the election of the Agent, upon the occurrence of any other Event of Default and until such Event of Default is waived. Any checks, cash, notes or other instruments or property received by the Company with respect to any Accounts shall be held by the Company in trust for the Lenders, separate from the Company's own property and funds, and immediately turned over to the Agent with proper assignments or endorsements by deposit to the Depository Accounts. All amounts received by the Agent in payment of Accounts will be credited to the Company's account upon the Agent's receipt of "collected funds" in United States currency at the Agent's bank account in New York, New York on the Business Day of receipt if received no later than 1:00 pm or on the next succeeding Business Day if received after 1:00 pm. No checks, drafts or other instrument received by the Agent shall constitute final payment to the Agent unless and until such instruments have actually been collected.

         5. The Company agrees to notify the Agent: a) promptly of any matters materially affecting the value, enforceability or collectibility of any Account in excess of $50,000.00 and of all material customer disputes, offsets, defenses, counterclaims, returns, rejections and reclaimed or repossessed merchandise or goods and b) periodically, but no less frequently than monthly, of all matters affecting the value, enforceability or collectibility of any Account and of all customer disputes, offsets, defenses, counterclaims, returns, rejections and reclaimed or repossessed goods. The Company agrees to issue credit memoranda promptly (with duplicates to the Agent upon request after the occurrence of an Event of Default) upon accepting returns or granting allowances, and may continue to do so until the Agent has notified the Company that an Event of Default has occurred and that all future credits or allowances are to be made only after the Agent's prior written approval. Upon the occurrence of an Event of Default and until such time as such Event of Default is waived and on notice from the Agent, the Company agrees that all returned, reclaimed or repossessed merchandise or goods shall be set aside by the Company, marked with the Agent's name and held by the Company for the Agent's account.

         6. The Agent shall maintain a separate account on its books in the Company's name in which the Company will be charged with loans and advances made by the Agent to the Company or for its account, and with any other Obligations, including any and all costs, expenses and reasonable attorney's fees which the Agent or any Lender reasonably may incur in connection with the exercise by or for the Agent or the Lenders of any of the rights or powers herein conferred upon the Agent or the Lenders, or in the prosecution or defense of any action or proceeding to enforce or protect any rights of the Agent and the Lenders in connection with this Agreement or the Collateral assigned hereunder, or any Obligations owing to the Lenders by the Company. The Company will be credited with all amounts received by the Agent from the Company or from others for the Company's account, including, as above set forth, all amounts received by the Agent in payment of assigned Accounts and such amounts will be applied to payment of the Obligations. In no event shall prior recourse to any Accounts or other security granted to or by the Company be a prerequisite to the Agent's right to demand payment of any Obligation. Further, it is understood that the Agent and the Lenders shall have no obligation whatsoever to perform in any respect any of the Company's contracts or obligations relating to the Accounts.

         7. After the end of each month, the Agent shall promptly send the Company a statement showing the accounting for the charges, loans, advances and other transactions occurring between the Agent and the Lenders and the Company during that month. The monthly statements shall be deemed correct and binding upon the Company and shall constitute an account stated between the Company, the Agent and the Lenders unless the Agent receives a written statement of the exceptions within thirty (30) days of the date of the monthly statement.

         SECTION 4.  LETTERS OF CREDIT

         In order to assist the Company in establishing or opening Documentary Letters of Credit or Standby Letters of Credit with an Issuing Bank to cover the purchase and importation of Inventory, Equipment or otherwise, the Company has requested the Lenders to join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts or acceptances thereunder through the issuance of the Letter of Credit Guaranty, thereby lending the Lenders' credit to the Company and the Lenders have agreed to do so. These arrangements shall be handled by the Agent subject to the terms and conditions set forth below.

         1. The amount and extent of the Letters of Credit and changes or modifications thereof by the Company and/or the Issuing Bank of the terms and conditions thereof shall in all respects be subject to the prior approval of the Agent in the exercise of its reasonable discretion provided however, that:
a) in no event may the aggregate amount of all such outstanding Letters of Credit exceed, in the aggregate, at any one time $3,000,000.00 and b) the Letters of Credit and all documentation in connection therewith shall be in form and substance satisfactory to the Company, the Agent and the Issuing Bank.

         2. The Agent shall have the right, without notice to the Company, to charge the Company's account on the Agent's books with the amount of any and all indebtedness, liability or obligation of any kind outstanding under the Letter of Credits at the earlier of a) payment by the Agent under the Letter of Credit Guaranty, or b) the occurrence of an Event of Default which is not waived. Any amount charged to Company's loan account shall be deemed a Revolving Loan hereunder and shall incur interest at the rate provided in
Section 7, paragraph 1 of this Agreement.

         3. The Company unconditionally indemnifies the Agent and the Lenders and holds them harmless from any and all loss, claim or liability incurred by them arising from any transactions or occurrences relating to Letters of Credit established or opened for the Company's account, the collateral relating thereto and any drafts or acceptances thereunder, and all obligations thereunder, including any such loss or claim due to any action taken by any Issuing Bank, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct by the Agent. The Company agrees that any action taken by any Issuing Bank, under or in connection with the Letters of Credit, the guarantees, the drafts or acceptances, or the Collateral, shall be binding on the Company and shall not put the Agent and the Lenders in any resulting liability to the Company. The Company further agrees to hold the Agent and the Lenders harmless from any errors or omission, negligence or misconduct by the Issuing Bank. The Company's unconditional obligation to the Agent and the Lenders hereunder shall not be modified or diminished for any reason or in any manner whatsoever, other than as a result of Agent's gross negligence or willful misconduct. The Company agrees that any charges incurred for the Company's account by the Issuing Bank shall be conclusive on the Agent and may be charged to the Company's account.

         4. The Agent and the Lenders shall not be responsible for: the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents; any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the documents; the validity, sufficiency or genuineness of any documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; the time, place, manner or order in which shipment is made; partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents; any deviation from instructions; delay, default, or fraud by the shipper and/or anyone else in connection with the Collateral or the shipping thereof; or any breach of contract between the beneficiary and the Company.

         5. Upon the occurrence of an Event of Default which has not been waived, the Agent shall have the full right and authority to clear and resolve any questions of non-compliance of documents; to give any instructions as to acceptance or rejection of any documents or goods; to execute any and all steamship or airways guaranties (and applications therefor), indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; all in the Agent's sole name, and the Issuing Bank shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from the Agent, all without any notice to or any consent from the Company.

         6. Without the Agent's express consent and endorsement in writing, the Company agrees: a) not to execute any and all applications for steamship or airway guaranties, indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; or to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; and b) after the occurrence of an Event of Default which is not waived, not to i) clear and resolve any questions of non-compliance of documents, or ii) give any instructions as to acceptances or rejection of any documents or goods.

         7. The Company agrees that any necessary import, export or other licenses or certificates for the import or handling of the Collateral will have been promptly procured; all foreign and domestic governmental laws and regulations in regard to the shipment and importation of the Collateral, or the financing thereof will have been promptly and fully complied with; and any certificates in that regard that the Agent may at any time request will be promptly furnished. In this connection, the Company warrants and represents that, to the best of its knowledge, all shipments made under any such Letters of Credit are in accordance with the laws and regulations of the countries in which the shipments originate and terminate, and are not prohibited by any such laws and regulations. The Company assumes all risk, liability and responsibility for, and agrees to pay and discharge, all present and future local, state, federal or foreign taxes, duties, or levies. Any embargo, restriction, laws, customs or regulations of any country, state, city, or other political subdivision, where the Collateral is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the Company's risk, liability and responsibility.

         8. Upon any payments made to the Issuing Bank under the Letter of Credit Guaranty, the Agent and the Lenders shall acquire, by subrogation, any rights, remedies, duties or obligations granted or undertaken by the Company to the Issuing Bank in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to the Agent and the Lenders and apply in all respects to the Agent and the Lenders and shall be in addition to any rights, remedies, duties or obligations contained herein.

SECTION 4A.  CAPEX TERM LOANS

         1. Within the available and unused CAPEX Term Loan Line of Credit and upon receipt of CAPEX Term Loan Promissory Notes, in the form of Exhibit A attached hereto, from the Company aggregating the amount of the requested CAPEX Term Loans, the Lenders severally will extend to the Company CAPEX Term Loans aggregating such requested amount, provided: a) no Default or Event of Default has occurred or would occur after giving effect to such CAPEX Term Loan, b) all of the conditions listed below are fulfilled to the sole but reasonable satisfaction of the Agent.

         2. CAPEX Term Loan proceeds: x) are to be used exclusively to pay for, or reimburse the Company for, the acquisition by the Company of newly acquired Capital Improvements which are not subject to Purchase Money Liens; and y) will be disbursed upon completion of, or within three (3) months after, the delivery, assembly and installation of the Capital Improvement.

         3. The Company must give the Agent thirty (30) days prior written notice of its intention to enter into a CAPEX Term Loan and draw down the CAPEX Term Loans no earlier than the date occurring six (6) months from the date hereof and no later than the close of business on the date occurring two (2) years from the date hereof.

         4. No more than $1,000,000.00 of CAPEX Term Loans may be borrowed in any consecutive twelve (12) month period.

         5. No CAPEX Term Loan may exceed sixty percent (60%) of the total acquisition costs of the Capital Improvements, exclusive of assembly costs, software costs, installation expenses, maintenance, shipping costs, taxes and import or custom charges for which the CAPEX Term Loan is sought.

         6.  The CAPEX Term Loans must be in increments of $250,000.00 or more.

         7. Each CAPEX Term Loan will be repaid to the Lenders by the Company in thirty six (36) equal monthly installments of principal commencing on the first Business Day of the next calendar month after initial funding thereof.
To the extent repaid, CAPEX Term Loans may not be reborrowed under this Section 4A of this Agreement and the CAPEX Term Loan Line of Credit shall be permanently reduced by the amount of any such repayment(s).

         8. In the event this Agreement or the Line of Credit is terminated by either the Lenders or the Company for any reason whatsoever, the CAPEX Term Loan Line of Credit shall be terminated and the CAPEX Term Loans shall become due and payable on the effective date of such termination notwithstanding any provision to the contrary in the CAPEX Term Loan Promissory Notes or this Agreement.

         9. The Company may prepay at any time, at its option, in whole or in part, the CAPEX Term Loans, provided that on each such prepayment, the Company shall pay accrued interest on the principal so prepaid to the date of such prepayment.

         10. Each prepayment shall be applied to the then last maturing installments of principal of the CAPEX Term Loans.

         11. The Company hereby authorizes the Agent to charge its Revolving Loan Account with the amount of all amounts due under this Section 4A as such amounts become due. The Company confirms that any charges which the Agent may so make to its account as herein provided will be made as an accommodation to the Company and solely at the Agent's discretion.

SECTION 5.  COLLATERAL

         1. As security for the prompt payment in full of all loans and advances made and to be made to the Company from time to time by the Agent on behalf of the Lenders, pursuant hereto, as well as to secure the payment in full of the other Obligations, the Company hereby pledges and grants to the Agent for the benefit of the Lenders a continuing general lien upon and security interest in all of its:

         (A) present and hereafter acquired Inventory;

         (B) present and hereafter acquired Equipment;

         (C) present and future Accounts;

         (D) present and future General Intangibles;

         (E) present and future Documents of Title;

         (F) present and future Investment Property;

         (G) present and future Other Collateral; and

         (H) present and future Deposit Accounts.

         2. The security interests granted hereunder shall extend and attach to:

         (A) All Collateral which is presently in existence and which is owned by the Company or in which the Company has any interest, whether held by the Company or others for its account, and, if any Collateral is Equipment, whether the Company's interest in such Equipment is as owner or lessee under a capitalized lease or conditional vendee, except, with respect to any Equipment subject to a lease as to which the Company is the lessee, or subject to a conditional purchase agreement as to which the Company is the purchaser, to the extent and only for so long as such grant of security interest expressly is prohibited by the terms of any enforceable provision of any applicable lease or conditional purchase agreement;

         (B) All Equipment whether the same constitutes personal property or fixtures, including, but without limiting the generality of the foregoing, all dies, jigs, tools, benches, tables, accretions, component parts thereof and additions thereto, as well as all accessories, motors, engines and auxiliary parts used in connection with or attached to the Equipment; and

         (C) All Inventory and any portion thereof which may be returned, rejected, reclaimed or repossessed by either the Agent or the Company from the Company's customers, as well as to all supplies, goods, incidentals, packaging materials, labels and any other items which contribute to the finished goods or products manufactured or processed by the Company, or to the sale, promotion or shipment thereof.

         3. The Company agrees to safeguard, protect and hold all Inventory for the Lenders' account and make no disposition thereof except in the regular course of the business of the Company as herein provided. Inventory may be sold and shipped by the Company to its customers in the ordinary course of the Company's business, for cash or on open account and on terms currently being extended by the Company to its customers, provided that all proceeds of all sales (including cash, accounts receivable, checks, notes, instruments for the payment of money and similar proceeds) are forthwith transferred, endorsed, and turned over and delivered to the Agent in accordance with paragraph 4 of
Section 3 of this Agreement. Sales of Inventory in which a lien upon, or security interest in, Inventory is retained by the Company shall be made by the Company only with the approval of the Agent, and the proceeds of such sales or sales of inventory for cash shall not be commingled with the Company's other property, but shall be segregated, held by the Company in trust for the Lenders as the Lenders' exclusive property, and shall be delivered immediately by the Company to the Agent in the identical form received by the Company by deposit to the Depository Accounts. Upon the sale, exchange, or other disposition of Inventory, as herein provided, the security interest in the Company's Inventory provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, accounts receivable, contract rights, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sale, exchange or disposition. As to any such sale, exchange or other disposition, the Agent shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation.

          4. The Company agrees at its own cost and expense to keep the Equipment in as good and substantial repair and condition as the same is now or at the time the lien and security interest granted herein shall attach thereto, reasonable wear and tear excepted, making any and all repairs and replacements when and where necessary, provided, however, that the Company need not maintain Equipment which, in the Company's business judgment is obsolete or no longer needed in the Company's operations. The Company also agrees to safeguard, protect and hold all Equipment for the Lenders' account and make no disposition thereof unless the Company first obtains the prior written approval of the Agent. Any sale, exchange or other disposition of any Equipment shall only be made by the Company with the prior written approval of the Agent, and the proceeds of any such sales shall not be commingled with the Company's other property, but shall be segregated, held by the Company in trust for the Lenders as the Lenders' exclusive property, and shall be delivered immediately by the Company to the Agent in the identical form received by the Company by deposit to the Depository Accounts. Upon the sale, exchange, or other disposition of the Equipment, as herein provided, the security interest provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, accounts receivable, contract rights, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sales, exchange or disposition. As to any such sale, exchange or other disposition, the Agent shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation. Notwithstanding anything hereinabove contained to the contrary, the Company may sell, exchange or otherwise dispose of obsolete Equipment or Equipment no longer needed in the Company's operations, other than Equipment financed with CAPEX Term Loans, provided, however, that (a) the then book value of the Equipment so disposed of does not exceed $250,000.00 in the aggregate in any fiscal year and (b) the proceeds of such sales or dispositions are delivered to the Agent in accordance with the foregoing provisions of this paragraph, except that the Company may retain and use such proceeds to purchase forthwith replacement Equipment which the Company determines in its reasonable business judgment to have a collateral value at least equal to the Equipment so disposed of or sold, provided, however, that the aforesaid right shall automatically cease upon the occurrence of an Event of Default which is not waived.

         5. The rights and security interests granted to the Agent for the benefit of the Lenders hereunder are to continue in full force and effect, notwithstanding the termination of this Agreement or the fact that the account maintained in the Company's name on the books of the Agent may from time to time be temporarily in a credit position, until the final payment in full to the Agent and the Lenders of all Obligations and the termination of this Agreement. Any delay, or omission by the Agent to exercise any right hereunder, shall not be deemed a waiver thereof, or be deemed a waiver of any other right, unless such waiver be in writing and signed by the Agent. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

         6. To the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral or by the guarantee, endorsement, assets or property of any other person, then the Agent shall have the right in its sole discretion to determine which rights, security, liens, security interests or remedies the Agent shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of them, or any of the Agent's rights hereunder.

         7. Any reserves or balances to the credit of the Company and any other property or assets of the Company in the possession of the Agent or any Lender may be held by such holder as security for the Obligations and applied in whole or partial satisfaction of such Obligations when due. The liens and security interests granted herein and any other lien or security interest the Agent or any Lender may have in any other assets of the Company, shall secure payment and performance of all now existing and future Obligations. The Agent may in its discretion charge any or all of the Obligations to the account of the Company when due.

         8. The Company shall give or shall cause the appropriate party to give, to the Agent, for the benefit of the Lenders, from time to time such mortgage, pledge or security agreements with respect to the General Intangibles, Investment Property, and Deposit Accounts of the Company and the capital stock of any and all present or future first tier subsidiaries of the Company, including, without limitation, JTS Europe, JTS Mauritius, Asperal, and/or Dexar, as the Agent shall require to obtain valid first liens thereon, provided, however, that such liens shall not encumber more than sixty-five percent (65%) of the issued and outstanding stock or capital of the first tier foreign subsidiaries of the Company, including, without limitation, JTS Europe, JTS Mauritius, Asperal, or Dexar.

         9. The Company shall not sell Accounts, and shall not permit its subsidiaries to sell Accounts, other than (a) sales of foreign Accounts by the Company or JTS Europe to RBC pursuant to the terms of a written intercreditor agreement or agreements entered into, or to be entered into, between the Agent and RBC, in form and substance satisfactory to the Agent; and (b) sales by JTS Europe to Credit Lyonnais of foreign Accounts of JTS Europe pursuant to the terms of the agreements in effect between such parties as of the Effective Date. The Company shall: (y) keep any collections with respect to foreign Accounts sold to RBC separate from collections with respect to the Collateral, and not commingle same; and (z) keep any returned goods relating to foreign Accounts sold to RBC, to the extent that RBC has a security interest in such returned goods, separate from any other Collateral in which the Agent has a security interest, and not commingle same.

SECTION 6.  REPRESENTATIONS, WARRANTIES AND COVENANTS

         1.  The Company hereby warrants and represents and/or covenants that:
i) the fair value of the Company's assets exceeds the book value of the Company's liabilities; ii) the Company is generally able to pay its debts as they become due and payable; and iii) the Company does not have unreasonably small capital to carry on its business as it is currently conducted absent extraordinary and unforeseen circumstances. The Company further warrants and represents that except for the Permitted Encumbrances, the security interests granted herein constitute and shall at all times constitute the first and only liens on the Collateral; that, except for the Permitted Encumbrances, the Company is or will be at the time additional Collateral is acquired by it, the absolute owner of the Collateral with full right to pledge, sell, consign, transfer and create a security interest therein, free and clear of any and all claims or liens in favor of others; that the Company will at its expense forever warrant and, at the Agent's request, defend the same from any and all claims and demands of any other person other than the Permitted Encumbrances; that the Company will not grant, create or permit to exist, any lien upon or security interest in the Collateral, or any proceeds thereof, in favor of any other person other than the holders of the Permitted Encumbrances; and that the Equipment does not comprise a part of the Inventory of the Company and that the Equipment is and will only be used by the Company in its business and will not be held for sale or lease, or removed from its premises, or otherwise disposed of by the Company without the prior written approval of the Agent except as otherwise permitted in paragraph 4 of Section 5 of this Agreement.

         2. The Company agrees to maintain books and records pertaining to the Collateral in such detail, form and scope as the Agent shall reasonably require. The Company agrees that the Agent or any Lender may enter upon the Company's premises at any time upon prior notice (provided, however, that notice need not be given if there is then an Event of Default which has not been waived) during normal business hours, and from time to time, for the purpose of inspecting the Collateral, any and all records pertaining thereto and the books and records of the Company. The Company agrees to afford the Agent prior written notice of any change in the location of any Collateral, other than to locations, that as of the date hereof, are known to the Agent and at which the Agent has filed financing statements and otherwise fully perfected liens thereon. The Company is also to advise the Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or on the security interests granted therein. The Company represents and warrants that its chief executive office is located at the address set forth in Section 13, paragraph 6C of this Agreement and that its federal taxpayer identification number is 77-0364572.

         3. The Company agrees to: execute and deliver to the Agent, from time to time, solely for the Agent's convenience in maintaining a record of the Collateral, such written statements and schedules as the Agent may reasonably require, designating, identifying or describing the Collateral pledged hereunder. The Company's failure, however, to promptly give the Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Agent's security interests in the Collateral.

         4. The Company agrees, upon request, to comply with the requirements of all foreign, state and federal laws in order to grant to the Agent for the benefit of the Lenders valid and perfected first security interests in the Collateral, subject only to the Permitted Encumbrances. The Company agrees to do whatever the Agent may reasonably request, from time to time, by way of: filing notices of liens, financing statements, amendments, renewals and continuations thereof; cooperating with the Agent's employees; keeping Inventory records; transferring proceeds of Collateral to the Agent's possession; and performing such further acts as the Agent or the Lenders may reasonably require in order to effect the purposes of this Agreement.

         5. The Company agrees to maintain insurance on the Real Estate, Equipment and Inventory under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to the Agent. All policies covering the Equipment and Inventory are, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Lenders, to be made payable to the Agent for the account of the Lenders, in case of loss, under a standard non-contributory "mortgagee", "lender" or "secured party" clause and are to contain such other provisions as the Agent may require to fully protect the Agent's and Lenders' interest in the Inventory and Equipment and to any payments to be made under such policies. In the event of any loss or damage by fire or other casualty, insurance proceeds relating to Collateral shall reduce the Company's Revolving Loans and/or CAPEX Term Loans. True copies of the insurance policies or original certificates of insurance are to be delivered to the Agent, with all premiums current, with the loss payable endorsement in the Agent's favor, and shall provide for not less than thirty (30) days prior written notice to the Agent of the exercise of any right of cancellation. At the Company's request, or if the Company fails to maintain such insurance, the Agent may arrange for such insurance, but at the Company's expense and without any responsibility on the

Agent's part for: obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence of an Event of Default which is not waived, the Agent shall, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Agent's, have the sole right, in the name of the Agent and the Lenders' or the Company, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies. All proceeds of insurance received by the Agent shall be promptly deposited by the Agent and applied as hereinabove provided.

          6. The Company agrees to pay, when due, all taxes, assessments, claims and other charges (herein "taxes") lawfully levied or assessed upon the Company or the Collateral or collected by the Company and if such taxes remain unpaid after the date fixed for the payment thereof (unless such taxes are being diligently contested in good faith by the Company by appropriate proceedings) or if any lien shall be claimed thereunder x) for taxes due the United States of America or y) which is senior to the lien of the Agent or z) for an amount in excess of $100,000.00, the Agent may, on the Company's behalf, pay such taxes, and the amount thereof shall be an Obligation secured hereby and due the Agent on demand.

         7. The Company: (a) agrees to comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official, which the failure to comply with would have a material and adverse impact on the Collateral, or any material part thereof, or on the operation of the Company's business; provided that the Company may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which will not, in the Agent's reasonable opinion, materially and adversely effect the Agent's and Lenders' rights or priority in the Collateral; (b) agrees to comply with all environmental statutes, acts, rules, regulations or orders as presently existing or as adopted or amended in the future, applicable to the ownership and/or use of its real property and operation of its business, which the failure to comply with would have a material and adverse impact on the Collateral, or any material part thereof, or on the operation of the business of the Company. The Company hereby indemnifies the Agent and the Lenders and agrees to defend and hold the Agent and the Lenders harmless from and against any and all loss, damage, claim, liability, injury or expense which the Agent and the Lenders may sustain or incur (other than as a result of actions of the Agent and the Lenders) in connection with: any claim or expense asserted against the Agent and the Lenders as a result of any environmental pollution, hazardous material or environmental clean-up of the Company's real property; or any claim or expense which results from the Company's operations (including, but not limited to, the Company's off-site disposal practices) and the Company further agrees that this indemnification shall survive termination of this Agreement as well as the payment of all Obligations or amounts payable hereunder; and (c) shall not be deemed to have breached any provision of this paragraph 7 if (i) the failure to comply with the requirements of this paragraph 7 resulted from good faith error or innocent omission, (ii) the Company promptly commences and diligently pursues a cure of such breach and (iii) such failure is cured within thirty
(30) business days following the Company's receipt of notice of such failure.

         8. Until termination of this Agreement and payment and satisfaction of all Obligations due hereunder, the Company agrees that, unless the Agent shall have otherwise consented in writing, the Company will furnish to the Agent and each Lender, (x) within ninety (90) days after the end of each fiscal year of the Company, an audited Consolidated Balance Sheet and a Consolidating Balance Sheet as at the close of such year, statements of profit and loss, and cash flow of the Company and its subsidiaries for such year, audited by independent public accountants selected by the Company and satisfactory to the Agent; y) within thirty (30) days after the end of each fiscal month end (other than a fiscal month end that is also a fiscal quarter end), a

Consolidated Balance Sheet and a Consolidating Balance Sheet as at the end of such period and statements of profit and loss of the Company and all subsidiaries for such period, certified by an authorized financial or accounting officer of the Company; and (z) within forty-five (45) days after the end of each fiscal month end that is also a fiscal quarter end, a Consolidated Balance Sheet and a Consolidating Balance Sheet as at the end of such period and statements of profit and loss and cash flow of the Company and all subsidiaries for such period (or, in the case of the cash flow statement, for the fiscal quarter then ended), certified by an authorized financial or accounting officer of the Company; and from time to time, such further information regarding the business affairs and financial condition of the Company as the Agent may reasonably request, including, without limitation, annual cash flow projections in form satisfactory to the Agent. Each financial statement which the Company is required to submit hereunder must be accompanied by an officer's certificate, signed by the President, Vice President, Controller, or Treasurer, pursuant to which any one such officer must certify that: (i) the financial statement(s) fairly and accurately represent(s) the Company's financial condition at the end of the particular accounting period, as well as the Company's operating results during such accounting period, subject to year-end audit adjustments; (ii) during the particular accounting period: (x) there has been no event or condition which would constitute a Default or Event of Default under this Agreement, provided, however, that if any such officer has knowledge that any such Default or Event of Default, has occurred during such period, the existence of and a detailed description of same shall be set forth in such officer's certificate; and (y) the Company has not received any notice of cancellation with respect to its property insurance policies; and (iii) as to the quarterly statements, the exhibits attached to such financial statement(s) constitute detailed calculations showing compliance with all financial covenants contained in this Agreement.

         9. The Company shall have on the last day of each fiscal quarter set forth below a Tangible Net Worth of not less than:

         Fiscal Quarter Ended                                               Tangible Net Worth
         --------------------                                               ------------------
a)       July 31, 1997                                                          $ 3,000,000

b)       October 31, 1997                                                       $ 7,000,000

c)       January 31, 1998                                                       $10,000,000

d)       April 30, 1998                                                         $17,000,000

e)       July 31, 1998                                                          $25,000,000

f)       October 31, 1998                                                       $33,000,000

g)       January 31, 1999                                                       $44,000,000

h)       April 30, 1999                                                         $52,000,000

i)       July 31, 1999                                                          $61,000,000

j)       October 31, 1999                                                       $70,000,000

k)       January 31, 2000 and at the end of each                                $80,000,000
         fiscal quarter thereafter

         10. Until termination of this Agreement and payment and satisfaction of all Obligations due hereunder, the Company agrees that, without the prior written consent of the Agent, except as otherwise herein provided, the Company will not, and will not permit its direct or indirect subsidiaries to:

  A. Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance or judgment, (whether as a result of a purchase money or title retention transaction, or other security interest,or otherwise) to exist on any of the Company's assets or goods, whether real, personal or mixed, whether now owned or hereafter acquired, except for the Permitted Encumbrances;

  B.     Incur or create any Indebtedness other than the Permitted
         Indebtedness;

  C.     Borrow any money on the security of the Company's Collateral;

  D. Sell, lease, assign, transfer or otherwise dispose of i) Collateral, except as otherwise specifically permitted by this Agreement or the Grant of Security Interest in Patents, Trademarks and Licenses (except that the Company may grant non-exclusive licenses, in the ordinary course of its business, of patents, trademarks, copyrights, or other intellectual property rights), or ii) either all or substantially all of the Company's assets, which do not constitute Collateral;

  E. Merge, consolidate or otherwise alter or modify its corporate name, its federal taxpayer identification number, principal place of business, corporate organization or state of incorporation or enter into or engage in any operation or activity materially different from that presently being conducted by the Company, provided, however, that the Company may change its name, without the consent of the Agent if the Company has given the Agent thirty (30) days prior written notice of such change;

  F. Assume, guarantee, endorse, or otherwise become liable upon the obligations of any person, firm, entity or corporation, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, provided, however, that the Company may guarantee the debts and obligations of
         x) JTS Technology, provided, however, that the amount of such guaranteed indebtedness does not exceed, in the aggregate, $18,000,000.00 at any one time and y) all other subsidiaries (excluding JTS Technology), provided, however, that the amount of such guaranteed indebtedness does not exceed, in the aggregate, $1,000,000.00 at any one time;

  G. Other than dividends by one subsidiary of the Company to another subsidiary of the Company that is its linear parent, stock dividends or stock distributions by the Company to the holders of its preferred stock with respect thereto or with respect to the conversion thereof into common stock, or dividends by a subsidiary of the Company to the Company, declare or pay any dividend of any kind on, or purchase, acquire, redeem or retire, any of the capital stock or equity interest, of any class whatsoever, whether now or hereafter outstanding, except that the Company may redeem its capital stock owned by its retired, deceased or terminated officers, directors or shareholders which the Company is contractually obligated to redeem, provided that (i) no Default or Event of Default then exists or will exist after giving effect to such redemptions and (ii) in no event shall the aggregate amount of such redemptions exceed $250,000.00 in the aggregate in any fiscal year;

  H. Make any advance or loan to, or any investment in or acquisition of, any firm, entity, person or corporation, provided, however, that the Company may, without the consent of the Agent but consistent with Company's business practices in existence on the date hereof: i) advance business and travel expenses to its officers and employees;
         ii) provide relocation loans to its officers and employees provided such loans are evidenced by a promissory note and are secured by a lien on such officer's or employee's residence; iii) issue restricted stock to officers of the Company in exchange for deferred promises to pay the purchase price thereof secured by such stock; iv) make miscellaneous unsecured loans and advances not to exceed $50,000 in the aggregate at any one time outstanding, which loans and advances either shall be on open book account and not evidenced by an instrument, or, if evidenced by an instrument, such original instrument promptly upon issuance shall be endorsed to and delivered in pledge to the Agent for the benefit of the Lenders; and v) the Company shall be permitted to have and continue to hold the loans, advances and investments that it has on the Effective Date in JTS Europe, JTS Mauritius, Asperal, Dexar, and JTS Technology, provided that no such loans, advances, or investments that are in the form of debt on the Effective Date may be thereafter converted to equity without the prior written consent of the Agent, and, in addition, after the Effective Date, the Company may continue to extend intercompany credit to JTS Technology consistent with past practices so long as, at any time, the net indebtedness of JTS Technology to the Company (after netting out and deducting all indebtedness of the Company to JTS Technology) shall not at any time exceed by more than $3,500,000.00 the amount of such net indebtedness in existence on April 30, 1997.

  I. Permit any lien or security interest, other than the Subsidiary Permitted Encumbrances, to attach to the assets of JTS Europe, JTS Mauritius, Asperal, Dexar, or JTS Technology; or

  J. Enter into or approve any contract, agreement or arrangement with a Flooring Lender, other than those described on Schedule 6.10 attached hereto, or amend or modify in any material respect any such contract, agreement or arrangement (including, without limitation, any future amendment or modification of any contract, agreement, or arrangement described on Schedule 6.10 attached hereto) without the prior written approval of the Agent.

         11. Without the prior written consent of the Agent, the Company will not: a) enter into any Operating Lease if after giving effect thereto the aggregate obligations with respect to Operating Leases of the Company during any fiscal year would exceed $2,000,000 or b) contract for, purchase, make expenditures for, lease pursuant to a Capital Lease or otherwise incur obligations with respect to Capital Expenditures (whether subject to a security interest or otherwise) during any fiscal year in the aggregate amount in excess of $16,000,000; provided, however, that Capital Expenditures during any fiscal quarter may not exceed $8,000,000 in the aggregate.

         12. The Company shall have for each fiscal quarter during the applicable periods below a Fixed Charge Coverage Ratio of not less than:

       Period                                                               Fixed Charge Coverage Ratio
       ------                                                               ---------------------------
a)     On July 31, 1997, October 31, 1997, and
       January 31, 1998, in each case, for the
       4 fiscal quarters then ended                                                  1.10:1.0

b)     On April 30, 1998, July 31, 1998, October 31, 1998,
       and January 31, 1999, in each case, for the
       4 fiscal quarters then ended                                                  1.25:1.0

c)     On April 30, 1999 and on the last day of
       each fiscal quarter thereafter, in each case,
       for the 4 fiscal quarters then ended                                          1.50:1.0

         13. The Company agrees to advise the Agent in writing of: a) all expenditures (actual or anticipated) in excess of $150,000.00 for x) environmental clean-up, y) environmental compliance or z) environmental testing and the impact of said expenses on the Company's working capital; and b) any written notices the

Company receives from any local, state, federal or foreign authority advising the Company of any environmental liability (real or potential) stemming from the Company's operations, its premises, its waste disposal practices, or waste disposal sites used by the Company and to provide the Agent with copies of all such notices if so required.

         14. The Company agrees that: a) all present and future Accounts are, and will be, payable in United States currency, b) the Company shall assume any and all risks associated with Accounts paid in a currency other than the currency of the United States and c) sales to foreign customers and payments on account thereof, are not subject to any currency or exchequer restrictions prohibiting, restricting or limiting the amount of currency that such foreign customers may remit from such jurisdictions or countries in payment of the Accounts for which such foreign customers are obligated.

         15. Without the prior written consent of the Lenders, the Company agrees that it will not enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property with any subsidiary or affiliate of the Company unless such is conducted on an arms-length basis and on terms no less beneficial to the Company than the Company would have obtained from any entity that was not related in any fashion with the Company.

         16. To the extent that any charge, withholding or tax is imposed on the Lenders or on any interest or fees earned or paid to the Lenders by the United Kingdom, Mauritius, India, or any other country or governmental authority, all as a result of this Agreement (other than domestic taxes payable by the Agent or the Lenders with respect to their income or revenues), the Company shall indemnify the Agent and the Lenders and hold them harmless from any such tax, charge or withholding.

         17. The Company owns or possesses its trademarks, permits, service marks, tradenames and licenses necessary for its business, free from any interest, lien, restriction or encumbrance, other than the Permitted Encumbrances, and none of the foregoing is subject to any outstanding order, decree, judgment or stipulation. To the extent that proceedings are now, or in the future, instituted or pending or, to the best knowledge of the Company, threatened charging that any of the foregoing was misappropriated or infringes on the rights of any third party, the Company shall x) promptly notify the Agent, y) take all action necessary to defend its interest in the foregoing and
z) provide the Agent with such information as the Agent may reasonably request so as to assess the impact of such proceedings or claims on the Company.

         18. The Company shall remit any and all sales taxes when due to the appropriate sales tax authorities when any such remittances are due, provided, however, that such remittances need not be made on or before such due date if:
i) such sales taxes are being diligently contested by the Company in good faith and by appropriate proceedings; ii) the Company establishes such reserves as may be required by GAAP; and iii) the failure to remit such sales taxes does not create a lien in favor of such sales tax authorities or impose upon the Lenders and/or the Agent any obligation to segregate proceeds.

         19. Other than JTS Europe, JTS Mauritius, JTS Technology, Asperal, and Dexar, the Company's subsidiaries as of the Effective Date consist of inactive corporations or other entities which do not, and shall not after the Effective Date, hold or own any Significant Assets. The Company shall immediately notify the Agent if, after the Effective Date, the Company acquires or owns any subsidiary with Significant Assets other than JTS Europe, JTS Mauritius, JTS Technology, Asperal, or Dexar.

         20. The Company shall not permit JTS Technology to sell more than five (5) percent (measured by total revenues) of its inventory to any person or entity other than the Company or JTS Europe without the prior written consent of the Agent.

         21. The Company shall immediately notify the Agent in writing of any transfer or sale by the Company to Western Digital Corporation of any Inventory.

         22. The Company shall immediately notify the Agent in writing of the occurrence of any event or circumstance of which it has knowledge that has resulted in either (a) the crystalisation of any floating charge on any current assets of JTS Technology into a fixed charge thereon, or (b) the attachment of any fixed charge to any current assets of JTS Technology.

SECTION 7.  INTEREST, FEES AND EXPENSES

         1. (a) Interest on the Revolving Loans (other than Libor Loans) shall be payable monthly as of the end of each month and shall be an amount equal to the sum of the applicable Revolver Non-Libor Margin plus the Chase Manhattan Bank Rate per annum, on the average of the net balances (other than Libor Loans) owing by the Company to the Lenders in the Company's account at the close of each day during such month. Any change in said Chase Manhattan Bank Rate shall be effective as of the first of the month following any change. The rates hereunder shall be calculated on a per annum basis and will be based on a 360-day year. The Agent shall be entitled to charge the Company's account at the rate provided for herein when due until all Obligations have been paid in full. Interest on the Revolving Loans which are Libor Loans shall be payable monthly as of the end of each month and shall be an amount equal to the sum of the applicable Revolver Libor Margin and the applicable Libor on each then outstanding Revolving Loan which is a Libor Loan, on a per annum basis, on the average of the net balance owing by the Company on such Libor Loan at the close of each day during such month. The Company may elect to use Libor as to any new or then outstanding Revolving Loans provided x) there is then no unwaived Default or Event of Default, and y) the Company has so advised the Agent of its election to use Libor and the Libor Period selected no later than three (3) Business Days prior to the proposed borrowing or, in the case of a Libor election with respect to a then outstanding Revolving Loan, three (3) Business Days prior to the conversion of any then outstanding Revolving Loans to Libor Loans and z) the election and Libor shall be effective, provided, there is then no unwaived Default or Event of Default, on the fourth Business Day following said notice. The Libor elections must be for $100,000.00 or whole multiples thereof. No more than three (3) Libor elections in the aggregate may be in effect at any one time (including elections relating to Revolving Loans and elections relating to CAPEX Term Loans) unless the Agent agrees otherwise. If no such election is timely made or can be made, then the Agent shall use the Chase Manhattan Bank Rate to compute interest. In the event of any change in said Chase Manhattan Bank Rate, the rate hereunder shall change correspondingly, as of the first of the month following any change. The rates hereunder shall be calculated based on a 360-day year. The Agent shall be entitled to charge the Company's account at the rate provided for herein when due until all Obligations have been paid in full.

         (b) Interest on the CAPEX Term Loans shall be payable monthly as of the end of each month on the unpaid balance or on payment in full prior to maturity in an amount equal to (a) the applicable CAPEX Non-Libor Margin plus the Chase Manhattan Bank Rate per annum on balances other than Libor Loans and
(b) the applicable CAPEX Libor Margin plus the applicable Libor on any Libor Loan, on a per annum basis, on the average of the net balance of the CAPEX Term Loans owing by the Company to the Lenders at the close of each day during such month. In the event of any change in said Chase Manhattan Bank Rate, the rate under clause (a) of this sub-paragraph (b) shall change correspondingly, as of the first of the month following any change. The rates hereunder shall be calculated based on a 360-day year. The Agent shall be entitled to charge the Company's Revolving Loan Account at the rate provided for herein when due until all Obligations have been paid in full. The Company may make Libor elections with respect to CAPEX Term Loans on the same basis, in the same manner, and subject to the same notice requirements and limitations, as set forth above with respect to Revolving Loans that are Libor Loans. No more than three (3) Libor elections in the aggregate may be in effect at any one time (including elections relating to Revolving Loans and elections relating to CAPEX Term Loans) unless the Agent agrees otherwise.

         2. The Company shall reimburse or pay the Agent for all Out-of-Pocket Expenses of the Agent and, after the occurrence of an unwaived Event of Default, the Lenders.

         3. Upon the last business day of each month, commencing with May 31, 1997, the Company shall pay the Agent for the account of the Lenders the Line of Credit Fee.

         4. To induce the Lenders to enter into this Agreement and to extend to the Company the Revolving Loan, the Company shall pay to the Agent for the account of the Lenders a Loan Facility Fee in the amount of $320,000.00 payable on the Effective Date, of which one-half thereof shall be paid over upon receipt by the Agent to the Brokers in full satisfaction of any finder's fees, broker's fees, or related claims of the Brokers in connection with the transactions contemplated by this Agreement. The Commitment Fee of $150,000.00 referred to in the Commitment Letter (less any portion thereof applied to Out-of-Pocket Expenses) will, on the Effective Date, be credited to the Company's account.

         5. The Company shall pay the Agent's standard charges for the Agent's personnel used by the Agent for reviewing the books and records of the Company and for verifying, testing protecting, safeguarding, preserving or disposing of all or any part of the Collateral provided, however, that the foregoing shall not be payable until the occurrence of an Event of Default if the Company is paying a Collateral Management Fee.

         6. In consideration of the Letter of Credit Guaranty, the Company shall pay the Agent for the account of the Lenders the Letter of Credit Guaranty Fee which shall be an amount equal to (a) two percent (2%) per annum, payable monthly, on the face amount of each Standby Letter of Credit less the amount of any and all amounts previously drawn under such Standby Letter of Credit; and b) one and one half percent (1.5%) per annum, payable monthly, on the face amount of each Documentary Letter of Credit less the amount of any and all amounts previously drawn under such Documentary Letter of Credit.

         7. Any changes, fees, commissions, costs and expenses charged to the Agent for the Company's account by any Issuing Bank in connection with or arising out of Letters of Credit issued pursuant to this Agreement or out of transactions relating thereto will be charged to the Company's account in full when charged to or paid by the Agent and when made by any such Issuing Bank shall be conclusive on the Agent.

         8. On the Effective Date and on each Anniversary Date, the Company shall pay to the Agent for the Agent's account the Collateral Management Fee.

         9. The Company shall pay to the Agent for the account of the Lenders such amount or amounts as shall compensate the Agent, the Lenders or their Participants (as defined below), if any, for any loss, costs or expenses incurred by the Agent, the Lenders or their Participants if any, (as reasonably determined by the Agent, the Lenders or their Participants if any) as a result of: (i) any payment or prepayment on a date other than the last day of a Libor Period for such Libor Loan, or (ii) any failure of the Company to borrow a Libor Loan on the date for such borrowing specified in the relevant notice; such compensation to include, without limitation, an amount equal to any loss or expense suffered by the Agent, the Lenders or their Participants if any, during the period from the date of receipt of such payment or prepayment or the date of such failure to borrow to the last day of such Libor Period if the rate of interest obtained by the Agent, the Lenders or their Participants if any, upon the reemployment of an amount of funds equal to the amount of such payment, prepayment or failure to borrow is less than the rate of interest applicable to such Libor Loan for such Libor Period. The determination by the Agent, the Lenders or their Participants, if any, of the amount of any such loss or expense, when set forth in a written notice to the Company, containing the calculations thereof in reasonable detail, shall constitute prima facie evidence thereof.

         10. The Company hereby authorizes the Agent to charge the Company's accounts with the Agent with the amount of all payments due hereunder as such payments become due. The Company confirms that any charges which the Agent may so make to the Company's account as herein provided will be made as an accommodation to the Company and solely at the Agent's discretion.

SECTION 8.  POWERS

         The Company hereby constitutes the Agent or any person or agent the Agent may designate as its attorney-in-fact, at the Company's cost and expense, to exercise all of the following powers, which being coupled with an interest, shall be irrevocable until all of the Company's Obligations have been paid in full:

         (A) To receive, take, endorse, sign, assign and deliver, all in the name of the Agent, the Lenders or the Company, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;

         (B) To receive, open and dispose of all mail addressed to the Company and to notify postal authorities to change the address for delivery thereof to such address as the Agent may designate;

         (C) To request from customers indebted on Accounts at any time, in the name of the Agent or the Company or that of the Agent's designee, information concerning the amounts owing on the Accounts;

         (D) To transmit to customers indebted on Accounts notice of the Agent's and Lenders' interest therein and to notify customers indebted on Accounts to make payment directly to the Agent for the Company's account; and

         (E) To take or bring, in the name of the Agent, the Lenders or the Company, all steps, actions, suits or proceedings deemed by the Agent necessary or desirable to enforce or effect collection of the Accounts.

         Notwithstanding anything hereinabove contained to the contrary, the powers set forth in (b), (d) and (e) above may only be exercised after the occurrence of an Event of Default which has not been waived and until such time as such Event of Default is waived.

SECTION 9.  EVENTS OF DEFAULT AND REMEDIES

         1. Notwithstanding anything hereinabove to the contrary, the Agent may terminate this Agreement immediately upon the occurrence of any of the following (herein "Events of Default"):

         A) cessation of the business of the Company or any of its subsidiaries or the calling of a meeting by the Company of its creditors for purposes of compromising the debts and obligations of the Company or any of its subsidiaries;

         B) the failure of the Company or any of its subsidiaries to generally meet debts as they mature;

         C) the commencement by the Company or any of its subsidiaries of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any foreign, federal or state law;

         D) the commencement against the Company or any of its subsidiaries of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any foreign, federal or state, provided, however, that such Default shall not be deemed an Event of Default if such is dismissed within sixty (60) days from the date of commencement;

         E) breach by the Company or any of its subsidiaries of any warranty, representation or covenant contained herein (other than those referred to in sub-paragraph f below) or in any other written agreement between the Company or any subsidiary of the Company and the Lenders, provided that such Default by the Company or any of its subsidiaries of any of the warranties, representations or covenants referred in this clause e shall not be deemed to be an Event of Default unless and until such Default shall remain unremedied to the Agent's reasonable satisfaction for a period of ten (10) days from the date of such breach;

         F) breach by the Company or any of its subsidiaries of any warranty, representation or covenant of Section 3, Paragraphs 3 (other than the third sentence of paragraph 3) and 4 (other than the third and fourth sentences of paragraph 4); Section 5, Paragraphs 3 and 4 (other than the first sentence of paragraph 4); Section 6, Paragraphs 1, 5, 6, 9 through 13, and 15;

         G) failure of the Company to pay any of the Obligations within five (5) business days of the due date thereof, provided that nothing contained herein shall prohibit the Agent from charging such amounts to the Company's account on the due date thereof;

         H) the occurrence of any default or event of default which is not cured within any applicable grace period or waived under any instrument or agreement evidencing Subordinated Debt, the Subordinated Replacement Debt or any other Indebtedness having a principal amount in excess of $2,000,000.00;

         I) the Company or any of its subsidiaries shall i) engage in any "prohibited transaction" as defined in ERISA, ii) have any "accumulated funding deficiency" as defined in ERISA, iii) have any Reportable Event as defined in ERISA, iv) terminate any Plan, as defined in ERISA or v) be engaged in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any Plan, as defined in ERISA, and with respect to this sub-paragraph i such event or condition x) remains uncured for a period of thirty (30) days from date of notice of occurrence and y) could, in the reasonable opinion of the Lenders, subject the Company or any of its subsidiaries to any tax, penalty or other liability material to the business, operations or financial condition of the Company and its subsidiaries; or

         J) without the prior written consent of the Agent, the Company shall x) amend or modify the Subordinated Debt or Subordinated Replacement Debt or y) make any pre-payment on account of the Subordinated Debt or the Subordinated Replacement Debt, or redeem or repurchase any of same (except that, so long as no Default or Event of Default has occurred and is continuing, and if, after giving effect to each such redemption or repurchase there exists Excess Availability of not less than $5,000,000.00, the Company may redeem or repurchase same for aggregate consideration not to exceed $500,000.00 during any fiscal quarter of the Company), provided, however, that the Company may prepay the Subordinated Debt with the proceeds of any Subordinated Replacement Debt or an equity offering of the Company.

The Company shall not have any grace period or right of cure with respect to any Event of Default except as specifically set forth herein or in any ancillary loan document. To the extent that the Company has any such grace period or right of cure, and if the Company cures an Event of Default in accordance therewith, such Event of Default immediately upon being cured shall cease to exist prospectively for all purposes of this Agreement and any ancillary loan documents.

         2. Upon the occurrence of a Default and/or an Event of Default, at the option of the Agent (subject to the instructions of the Required Lenders), all loans and advances provided for in paragraph 1 of Section 3, all CAPEX Term Loans, and the obligation of the Agent under this Agreement to assist the Company in opening Letters of Credit shall be thereafter in the Agent's sole discretion and the obligation of the Lenders to make revolving loans, CAPEX Term Loans, and to assist the Company in opening Letters of Credit shall cease unless such Default is cured or Event of Default is waived, and at the option of the Agent or pursuant to instructions from the Required Lenders upon the occurrence of an Event of Default: I) all Obligations shall become immediately due and payable; II) the Agent may charge the Company the Default Rate of Interest on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in paragraph 1 of Section 7 of this Agreement provided a) the Agent has given the Company written notice of the Event of Default, provided, however, that no notice is required if the Event of Default is the event listed in paragraph 1(c) or 1(d) of this Section 9 and b) the Company has failed to cure the Event of Default within ten (10) days after x) the Agent deposited such notice in the United States mail or y) the occurrence of the Event of Default listed in paragraph 1(c) or 1(d) of this Section 9; and
III) the Agent may immediately terminate this Agreement upon notice to the Company, provided, however, that no notice of termination is required if the Event of Default is the event listed in paragraph 1(c) or 1(d) of this Section
9. The exercise of any option is not exclusive of any other option which may be exercised at any time by the Agent and/or the Lenders.

         3. Immediately upon the occurrence of any Event of Default and while any Event of Default is continuing, the Agent may to the extent permitted by law (whether foreign, federal or state): (A) remove from any premises where same may be located any and all documents, instruments, files and records, and any receptacles or cabinets containing same, relating to the Accounts, or the Agent may use, at the Company's expense, such of the Company's personnel, supplies or space at the Company's places of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (B) bring suit, in the name of the Company or the Agent or the Lenders, and generally shall have all other rights respecting said Accounts, including, without limitation, the right to: accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any Accounts and issue credits in the name of the Company or the Agent; (C) exercise (directly or through an assignee or nominee) all of the rights, remedies and powers of the Company under or with respect to the Accounts, the General Intangibles, the Investment Property, the Other Collateral, or the Deposit Accounts, (D) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at the Agent's sole option and discretion, and the Agent, the Lenders or a Lender may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by the Company;
(E) foreclose the security interests created herein by any available judicial procedure, or to take possession of any or all of the Inventory, Equipment, and/or Other Collateral without judicial process, and to enter any premises where any Inventory, Equipment, and/or Other Collateral may be located for the purpose of taking possession of or removing the same; (F) demand by written notice to the Company that the Company cease or limit, to the extent specified in such demand, sales of Accounts; and (G) exercise any other rights and remedies provided in law (whether foreign, federal or state), in equity, by contract or otherwise. The Agent shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral whether in its then condition or after further preparation or processing, in the name of the Company or the Agent, the Lenders or a Lender, or in the name of such other party as the Agent or the Lenders may designate, either at public or private sale or at any broker's board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as the Agent or the Lenders in its or their sole discretion may deem advisable, and the Agent, the Lenders or a Lenders shall have the right to purchase at any such sale. If any Inventory and Equipment shall require rebuilding, repairing, maintenance or preparation, the Agent shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory and Equipment in such saleable form as the Agent shall deem appropriate. The Company agrees, at the request of the Agent, to assemble the Inventory and Equipment and to make it available to the Agent at premises of the Company or elsewhere and to make available to the Agent the premises and facilities of the Company for the purpose of the Agent's taking possession of, removing or putting the Inventory and Equipment in saleable form. However, if notice of intended disposition of any Collateral is required by law (whether foreign, federal or state), it is agreed that ten (10) days notice shall constitute reasonable notification and full compliance with the law. The net cash proceeds resulting from the Agent's exercise of any of the foregoing rights, (after deducting all charges, costs and expenses, including reasonable attorneys' fees) shall be applied by the Agent to the payment of the Obligations, including any then outstanding Letters of Credit, whether due or to become due, in such order as the Agent may elect, and the Company shall remain liable to the Agent and the Lenders for any deficiencies, and the Agent and the Lenders in turn agree to remit to the Company or its successors or assigns, any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.

         4. Any person dealing with the Agent or with a Company's attorney-in-fact appointed under Section 8 above shall not be concerned to enquire whether any event has happened upon which any of the powers, authorities and discretion conferred by or pursuant to this Agreement are or may be exercisable by the Agent, attorney-in-fact or otherwise as to the propriety or regularity of any exercise thereof or of any act purporting or intended to be an exercise thereof or whether any money remains owing under this Agreement and the title and position of such person shall not be impeachable by reference to any of those matters.

SECTION 10. TERMINATION

         Except as otherwise permitted herein, the Lenders may terminate this Agreement and the Line of Credit only as of the third or any subsequent Anniversary Date and then only by giving the Company at least sixty (60) days prior written notice of termination. Notwithstanding the foregoing the Agent may terminate this Agreement immediately upon the occurrence of an Event of Default, provided, however, that if the Event of Default is an event listed in paragraph 1(c) or 1(d) of Section 9 of this Agreement, the Agent may regard this Agreement as terminated and notice to that effect is not required. This Agreement, unless terminated as herein provided, shall automatically continue from Anniversary Date to Anniversary Date. The Company may terminate this Agreement, the Line of Credit, and the CAPEX Term Loan Line of Credit at any time upon sixty (60) days prior written notice to the Agent. If such termination is before the third Anniversary Date, the Company shall pay to the Agent for the account of the Lenders an Early Termination Fee. All Obligations shall become due and payable as of any termination hereunder or under Section 9 hereof and, pending a final accounting, the Agent may withhold any balances in the Company's account (unless supplied with an indemnity satisfactory to the Agent) to cover all of the Company's Obligations, whether absolute or contingent, including any then outstanding Letters of Credit. All of the Agent's and Lenders' rights, liens and security interests shall continue after any termination until all Obligations have been paid and satisfied in full.

SECTION 11.  AGENCY

         1. Each Lender hereby irrevocably designates and appoints CITBC as the Agent for the Lenders under this Agreement and any ancillary loan documents and irrevocably authorizes CITBC as Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and all ancillary documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and all ancillary documents together with such other powers as are reasonably incidental thereto.

Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement and the ancillary documents or otherwise exist against the Agent.

         2. The Agent may execute any of its duties under this Agreement and all ancillary documents by or through agents or attorneys-in-fact and shall be entitled to the advice of counsel concerning all matters pertaining to such duties.

         3. Neither the Agent nor any of its officers, directors, employees, agents, or attorneys-in-fact shall be (i) liable to any Lender for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement and all ancillary documents (except for its or such person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Company or any officer thereof contained in this Agreement and all ancillary documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement and all ancillary documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement and all ancillary documents or for any failure of the Company to perform its obligations thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement and all ancillary documents or to inspect the properties, books or records of the Company.

         4. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, facsimile, message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement and all ancillary documents unless it shall first receive such advice or concurrence of the Required Lenders, as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and all ancillary documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

         5. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or the Company describing such Default or Event of Default. In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such direction, the Agent may in the interim (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of the Lenders.

         6. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents or attorneys-in- fact has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Company shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and made its own decision to enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition or creditworthiness of the Company.
The Agent, however, shall provide the Lenders with copies of all financial statements, projections and business plans which come into the possession of the Agent or any of its officers, employees, agents or attorneys-in-fact.

         7. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Company and without limiting the joint and several obligation of the Company to do so), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement on any ancillary documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct. The agreements in this paragraph shall survive the payment of the Obligations.

         8. The Agent may make loans to, and generally engage in any kind of business with the Company as though the Agent were not the Agent hereunder. With respect to its loans made or renewed by it or loan obligations hereunder as Lender, the Agent shall have the same rights and powers, duties and liabilities under this Agreement as any Lender and may exercise the same as though it were not the Agent and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

         9. The Agent may resign as Agent upon 30 days' notice to the Lenders and such resignation shall be effective upon the appointment of a successor Agent. If the Agent shall resign as Agent, then the Lenders shall appoint a successor agent for the Lenders whereupon such successor agent shall succeed to the rights, powers and duties of the Agent and the term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement, provided, however, that the Lenders shall: a) notify the Company of the successor Agent and b) request the consent of the Company to such successor Agent, which consent shall not be unreasonably withheld. The Company shall be deemed to have consented to the successor Agent if the Lenders do not receive from the Company, within ten (10) days of the Lenders' notice to the Company, a written statement of the Company's objection to the successor Agent. Should the Company not consent and no acceptable successor Agent is agreed upon within thirty (30) days of the date the Company advised the Lenders of its objection to the successor Agent, then the Lenders may appoint (without the Company's consent) another successor Agent. After any retiring Agent's resignation hereunder as Agent the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

         10. Notwithstanding anything contained in this Agreement to the contrary, the Agent will not, without the prior written consent of all of the
Lenders: a) amend this Agreement to t) change the terms of the CAPEX Term Loan Line of Credit, u) change the advance rates provided for with respect to the Revolving Loans, v) increase the Line of Credit w) reduce the interest rate x) reduce or waive i) any fees or ii) the repayment of any Obligations due the Lenders; y) alter or amend 1) this paragraph 10 or 2) the definition of Eligible Domestic Accounts Receivable and/or Eligible Foreign Accounts Receivable and the Agent's criteria for determining compliance therewith; or b) release collateral in bulk without a corresponding reduction in the Obligations to the Lenders. Except as otherwise hereinabove provided, the Agent will not, without the prior written consent of the Required Lenders: a) amend this Agreement; or b) waive any Event of Default under this Agreement. In all other respects the Agent is authorized to take such actions or fail to take such actions if the Agent, in its reasonable discretion, deems such to be advisable and in the best interest of the Lenders, including, but not limited to, the making of an overadvance up to 10% of the Line of Credit or the termination of this Agreement upon the occurrence of an Event of Default unless it is specifically instructed to the contrary by the Required Lenders.

SECTION 12.  AGREEMENT BETWEEN THE LENDERS

         1. a) The Agent, for the account of the Lenders, shall disburse all loans and advances to the Company and shall handle all collections of Collateral and repayment of Obligations. It is understood that for purposes of advances to the Company and for purposes of this Section 12 the Agent is using the funds of CITBC.

             b) Unless the Agent shall have been notified in writing by any Lender prior to any advance to the Company that such Lender will not make the amount which would constitute its share of the borrowing on such date available to the Agent, the Agent may assume that such Lender shall make such amount available to the Agent on a Settlement Date, and the Agent may, in reliance upon such assumption, make available to the Company a corresponding amount. A certificate of the Agent submitted to any Lender with respect to any amount owing under this subsection shall be conclusive, absent manifest error. If such Lender's share of such borrowing is not in fact made available to the Agent by such Lender on the Settlement Date, the Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to Revolving Loans hereunder, on demand, from the Company without prejudice to any rights which the Agent may have against such Lender hereunder. Nothing contained in this subsection shall relieve any Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof. Nothing contained herein shall be deemed to obligate the Agent to make available to the Company the full amount of a requested advance when the Agent has any notice (written or otherwise) that any of the Lenders will not advance its ratable portion thereof.

         2. On the Settlement Date, the Agent and the Lenders shall each remit to the other, in immediately available funds, all amounts necessary so as to ensure that, as of the Settlement Date, the Lenders shall have their proportionate share portion of all outstanding Obligations.

         3. The Agent shall forward to each Lender, at the end of each month, a copy of the account statement rendered by the Agent to the Company.

         4. The Agent shall, after receipt of any interest and fees earned under this Agreement, remit to the Lenders: a) their pro rata portion of all fees, provided, however, that the Lenders (other than CITBC in its role as Agent) shall not share in the Collateral Management Fee or the fees provided for in paragraph 5 of Section 7; and b) interest computed at the rate and as provided for in the assignment and assumption letter entered into between CITBC and such Lender.

         5. (a) The Company acknowledges that the Lenders may sell participations in the loans and extensions of credit made and to be made to the Company hereunder. The Company further acknowledges that in doing so, the Lenders may grant to such participants certain rights which would require the participant's consent to certain waivers, amendments and other actions with respect to the provisions of this Agreement.

       (b) The Company authorizes each Lender to disclose to any participant or purchasing lender (each, a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning the Company and their affiliates which has been delivered to such Lender by or on behalf of the Company pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Company in connection with such Lender's credit evaluation of any Company and its affiliates prior to entering into this Agreement. The Company has made and will, from time to time, make available to the Agent and the Lenders certain financial and other business information (the "Confidential Information") relating to its business. The Agent and the Lenders agree to maintain the confidentiality of all Confidential Information, and to disclose such information only (a) to officers, directors or employees or to legal or financial advisors, in each case to the extent necessary to carry out this Agreement and the other loan documents; b) to The CIT Group Holdings, Inc., The CIT Group, Inc., The Chase Manhattan Bank, its holding company, Dai-Ichi Kanygo Bank, or such other Lenders' parent companies as is reasonably necessary or required for internal reporting purposes; (c) to any other recipient to the extent the disclosure of such information to such recipient is required in connection with the examination of such Lender's or Transferee's records by appropriate authorities, pursuant to court order, subpoena or other legal process or otherwise as required by law or regulation; and (d) to a Transferee. In each instance, the applicable Lender shall advise the recipient or Transferee to maintain the confidentiality of the Confidential Information and with respect to a Transferee, provided such Transferee signs a confidentiality agreement substantially similar to the provisions of this paragraph 5 (b). No Lender, Transferee or recipient shall be required to maintain the confidentiality of any portion of the Confidential Information which (a) becomes generally available to the public other than by such Lender's, Transferee's or recipient's unauthorized disclosure, (b) is known by such recipient, Lender or Transferee or its agents, advisors or representatives prior to disclosure by the Company or (c) becomes available from a source other than the Company, provided that the disclosure of Confidential Information to such recipient, Lender or Transferee by such source does not violate a confidentiality agreement or duty imposed on such source of which such recipient, Lender or Transferee has actual knowledge.

         6. The Company hereby agrees that each Lender is solely responsible for its portion of the Line of Credit and that neither the Agent nor any Lender shall be responsible for, nor assume any obligations for the failure of any Lender to make available its portion of the Line of Credit. Further, should any Lender refuse to make available its portion of the Line of Credit, then the other Lender may, but without obligation to do so, increase, unilaterally, its portion of the Line of Credit in which event the Company is so obligated to that other Lender.

         7. In the event that the Agent, the Lenders or any one of them is sued or threatened with suit by the Company or any one of them, or by any receiver, trustee, creditor or any committee of creditors on account of any preference, voidable transfer or lender liability issue, alleged to have occurred or been received as a result of, or during the transactions contemplated under this Agreement, then in such event any money paid in satisfaction or compromise of such suit, action, claim or demand and any expenses, costs and attorneys' paid or incurred in connection therewith, whether by the Agent, the Lenders or any one of them, shall be shared proportionately by the Lenders. In addition, any costs, expenses, fees or disbursements incurred by outside agencies or attorneys retained by the Agent to effect collection or enforcement of any rights in the Collateral, including enforcing, preserving or maintaining rights under this Agreement shall be shared proportionately between the Lenders to the extent not reimbursed by the Company or from the proceeds of

Collateral. The provisions of this paragraph shall not apply to any suits, actions, proceedings or claims that x) predate the date of this Agreement or y) are based on transactions, actions or omissions that predate the date of this Agreement.

         8. The Lenders each agree with each other that any money or assets of any Company held or received by either Lender, no matter how or when received, shall be applied to the reduction of the Obligations after x) the occurrence of an Event of Default and y) the election by the Required Lenders to accelerate the Obligations. In addition, the Company authorizes, and the Lenders shall have the right, without notice, upon any amount becoming due and payable hereunder, to set-off and apply any and all property held by, or in the possession of the Lenders against the Obligations due the Lenders.

         9. Except as otherwise set forth below in this paragraph, any Lender, with the prior approval of the Agent, shall have the right at any time to assign to one or more commercial banks, commercial finance lenders or other financial institutions all or a portion of its rights and obligations under this Agreement (including, without limitation, its obligations under the Line of Credit, the Revolving Loans, the CAPEX Term Loan Line of Credit, the CAPEX Term Loans, and its rights and obligations with respect to Letters of Credit). Upon such assignment with the approval of the Agent, and provided such assignee assumes its portion of the assigning Lender's obligations hereunder and pays to the Agent a non-refundable assignment fee of $5,000.00, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment, have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, with the approval of the Agent, shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment, relinquish its rights and be released from its obligations under this Agreement. The Company shall, if necessary, execute any documents reasonably required to effectuate the assignments. The foregoing notwithstanding: (A) CITBC, as a Lender, or any affiliate of or successor to CITBC that is an assignee of CITBC as a Lender, (y) at all times shall retain for its own account an aggregate portion of the combined Line of Credit and CAPEX Term Loan Line of Credit of not less than the lower of (A) $5,000,000, and (B) fifty percent (50%) of the combined Line of Credit and CAPEX Term Loan Line of Credit, and (z) at no time shall hold for its own account less, in the aggregate, of the Line of Credit and the CAPEX Term Loan Line of Credit, than any other Lender; and (B) no Lender shall, without the prior written consent of the Company and the Agent, assign to any other person or entity less than $5,000,000.00 of its aggregate position with respect to the Line of Credit and the CAPEX Term Loan Line of Credit, unless such Lender's entire position aggregates less than $5,000,000.00 and such Lender is assigning its entire position.

SECTION 13.  MISCELLANEOUS

         1. The Company hereby waives diligence, demand, presentment and protest and any notices thereof as well as notice of nonpayment. No delay or omission of the Agent or the Lenders or the Company to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by the Agent or the Lenders of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.

         2. This Agreement and the documents executed and delivered in connection therewith constitute the entire agreement between the Company and the Agent and the Lenders; supersede any prior agreements; subject to the provisions of paragraph 10 of Section 11 of this Agreement, can be changed only by a writing signed by all of the Company, the Agent and the Required Lenders; and shall bind and benefit the Company and the Agent and the Lenders and their respective successors and assigns.

         3. In no event shall the Company, upon demand by the Agent for payment of any indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, the Lenders shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law. If the Agent or the Lenders ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such; and if principal is paid in full, any remaining excess shall be refunded to the Company. This paragraph shall control every other provision hereof and of any other agreement made in connection herewith.

         4. If any provision hereof or of any other agreement made in connection herewith is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision's severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

         5. THE COMPANY, THE AGENT AND EACH LENDER EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT. THE COMPANY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED.

         6. Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered when hand delivered or sent by telegram or facsimile, upon delivery when delivered by reputable overnight courier, or three days after deposit in the United State mails, with proper first class postage prepaid and addressed to the party to be notified as follows:

         (A)     if to CITBC or the Agent, at:

                 The CIT Group/Business Credit, Inc.
                 300 South Grand Avenue
                 Los Angeles, CA  90071
                 Fax No. (213) 613-2588
                 Attn: Regional Manager

         (B) if to the Lenders (other than CITBC) at such addresses as the Agent or such Lenders may give the Company:


         (C)     if to the Company at:

                 JTS Corporation
                 166 Baypointe Parkway
                 San Jose, CA  95134
                 Fax No. (408) 468-1722
                 Attn: Chief Financial Officer
                 with copy to:

                 Cooley Godward LLP
                 3000 El Camino Real
                 5 Palo Alto Square
                 Palo Alto, CA  94306
                 Fax No. (415) 857-0663
                 Attn:  Pamela J. Martinson, Esq.


or to such other address as any party may designate for itself by like notice, provided, however, that the failure to send any notice to Cooley Godward LLP shall not invalidate any notice given to the Company and shall not give the Company any rights or causes of action against CITBC.

         7. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA.

         8. Any legal proceedings with respect to this Agreement against the Company or any of its assets may be brought in the courts of California or in the courts of the United States located in California. The Company hereby irrevocably and unconditionally accepts for itself and in respect of its assets, the nonexclusive jurisdiction of the aforesaid courts and waives any objection it may have to the laying of venue of any such proceedings in any of the said courts and any claim it may have that any such proceedings have been brought in any inconvenient forum or are being brought before another court.

         9. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their proper and duly authorized officers as of the date set forth above. This Agreement shall take effect as of the date set forth above after being accepted below.

                                    Very truly yours,

                                    THE CIT GROUP/BUSINESS CREDIT, INC. (AGENT)


                                    By ________________________________________
                                       Assistant Vice President


                                    THE CIT GROUP/BUSINESS CREDIT, INC. (LENDER)

                                    By ________________________________________
                                       Assistant Vice President


Read and Agreed to:

JTS CORPORATION

By _____________________________          _______________________________ (Seal)
   David T. Mitchell                      W. Virginia Walker
   Title: President and                   Chief Financial Officer and Secretary
   Chief Executive Officer

                                    Executed and Accepted at
                                    Palo Alto, California

                                    THE CIT GROUP/BUSINESS CREDIT, INC. (AGENT)


                                    By ________________________________________
                                       Assistant Vice President


                                    THE CIT GROUP/BUSINESS CREDIT, INC. (LENDER)

                                    By ________________________________________
                                       Assistant Vice President

                                  SCHEDULE P-1


                         To Financing Agreement between

               THE CIT GROUP/BUSINESS CREDIT, INC., AS AGENT and


                                JTS CORPORATION

                         Outstanding Letters of Credit



                              As of April 30, 1997



====================================================================================================
  Beneficiary                               Amount                                     Expiration
----------------------------------------------------------------------------------------------------
  SGI Thompson                              $  375,000                                   8/14/97
--------------------------------------------------------------------------------------------------
  Hitachi                                   $  150,000                                   8/15/97
----------------------------------------------------------------------------------------------------
  NMB Techknowledgey                        $  150,000                                   4/30/97
----------------------------------------------------------------------------------------------------
  NMB Techknowledgey                        $  150,000                                   5/30/97
----------------------------------------------------------------------------------------------------
  NMB Techknowledgey                        $  150,000                                   6/30/97
----------------------------------------------------------------------------------------------------
  NMB Techknowledgey                        $  550,000                                   7/30/97
----------------------------------------------------------------------------------------------------
  Total                                     $1,525,000
====================================================================================================

                                  SCHEDULE S-1


                         To Financing Agreement between

               THE CIT GROUP/BUSINESS CREDIT, INC., AS AGENT and


                                JTS CORPORATION

              Certain Liens Affecting Subsidiaries of the Company



                              As of April 30, 1997



                        [to be provided by the Company]

                                 SCHEDULE 6.10


                         To Financing Agreement between

               THE CIT GROUP/BUSINESS CREDIT, INC., AS AGENT and


                                JTS CORPORATION

                      Certain Permitted Flooring Contracts



                              As of April 30, 1997



              [specific description to be provided by the Company]